SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SYNAGEVA BIOPHARMA CORP.

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Lexington, MA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2014

Dear Stockholder:

You are cordially invited to attend Synageva’s Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 4, 2014 at 4:30 p.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. We are asking stockholders:

(1)	To elect 8 directors to Synageva’s Board of Directors, constituting the entire Board of Directors, to serve for the ensuing year.

(2)	To consider a non-binding advisory vote on compensation paid to Synageva’s named executive officers.

(3)	To approve the Company’s 2014 Equity Incentive Plan.

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as Synageva’s independent registered public accounting firm.

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 11, 2014 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please vote by mail, by phone or on the Internet at your earliest convenience so that your shares may be represented at the Annual Meeting and to ensure a quorum.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on June 4, 2014.

This Proxy Statement and our 2013 Annual Report are available at

www.synageva.com

Sanj K. Patel

President and Chief Executive Officer

Lexington, Massachusetts

April 23, 2014

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement and form of proxy are furnished to the holders of Synageva common stock, par value $0.001 per share, in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 4, 2014 at 4:30 p.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

The mailing address of our principal executive offices is Synageva BioPharma Corp., 33 Hayden Avenue, Lexington, MA 02421. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Synageva who may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so. If any special employees or solicitors are retained, we will bear the expense of such retention.

All references in this Proxy Statement to “Synageva,” the “Company,” “we,” “us” and “our” refer to Synageva BioPharma Corp. (formerly known as Trimeris, Inc.) and its consolidated subsidiaries for periods after the closing of the reverse merger with Trimeris, Inc. (“Trimeris”) and Synageva BioPharma, Inc. (“Private Synageva”), a privately-held Delaware corporation (the “Merger”), on November 2, 2011, and to Private Synageva and its consolidated subsidiaries for periods prior to the closing of the Merger, unless the context requires otherwise.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before such proxies are voted at the Annual Meeting by filing a written notice of revocation with the Secretary of Synageva, by mailing a duly executed proxy bearing a later date, by voting by phone (1-800-690-6903) or the internet (www.proxyvote.com) prior to the cut-off date described on the enclosed proxy, or by voting in person at the Annual Meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If a proxy card is signed and returned without any specifications, your shares will be voted in the manner recommended by our Board of Directors.

Record Date

The record date for voting is April 11, 2014. Only stockholders of record at the close of business on April 11, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment of the Annual Meeting. On April 11, 2014, there were 33,005,251 shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the Annual Meeting. This Proxy Statement was mailed to stockholders of record on approximately April 23, 2014.

Quorum and Required Vote

The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but not voted on a particular matter because (i) instructions have not been received from the beneficial owner and (ii) the brokers do not have discretionary voting authority to vote on such matter. A broker may not vote on “non-routine” matters without receiving specific voting instructions from the beneficial owner.

Broker discretionary voting. If shares are held by a broker, the broker will ask the beneficial owner for instructions to vote the shares. If instructions are provided, the broker must vote the shares as directed. If instructions are not provided, the broker’s ability to vote the shares depends on the proposal. At the Annual Meeting and any and all adjournments thereof, brokers may submit a vote on the ratification of the appointment of the independent registered accounting firm even if it does not receive instructions from the beneficial owner. For all other proposals, the broker may not vote unless the broker receives specific instructions from the beneficial owner. We urge each stockholder to provide instructions to its broker so that its votes may be counted on these important matters.

Proposal No. 1: Election of Directors. For the election of directors, you may either vote “for” a director or “withhold” your vote for such director. The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy is required for the election of each of the nominees. Broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Proposal No. 2: Advisory Vote on the Compensation of Synageva’s Named Executive Officers. For the advisory vote to approve named executive officer compensation, you may either vote “for,” “against” or “abstain.” Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our executive compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal No. 3: Approval of the Company’s 2014 Equity Incentive Plan. For the proposal to approve the Company’s 2014 Equity Incentive Plan, you may either vote “for,” “against” or “abstain.” The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required to approve Proposal No. 3. Abstentions will be treated as a vote “against” the proposed plan. Broker non-votes will not affect the voting outcome with respect to the proposed plan.

Proposal No. 4: Ratification of Synageva’s Independent Registered Public Accounting Firm. For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Synageva’s independent registered public accounting firm, you may either vote “for,” “against” or “abstain.” The affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required to approve Proposal No. 4. Abstentions will be treated as a vote “against” Proposal No. 4. We do not expect there will be any broker non-votes on this matter as the approval of Proposal No. 4 is considered to be routine and a broker or other nominee is generally empowered to vote on such routine proposals. Consequently, it is unlikely that any broker non-votes will result.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of April 11, 2014 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than 5% of our outstanding common stock; (ii) each named executive officer listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors, and executive officers of Synageva as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock
5% Stockholders
Baker Bros. Advisors LP(3) 667 Madison Avenue, 21st Floor New York, NY 10065	10,648,182	32.26%
Capital Research Global Investors(4) 333 South Hope Street, 55th Floor Los Angeles, California 90071-1447	3,765,423	11.41%
Columbia Wanger Asset Management, LLC(5) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,217,000	9.75%
FMR LLC(6) 245 Summer Street Boston, Massachusetts 02210	3,037,219	9.20%
Columbia Acorn Fund(5) 227 W Monroe Ste 3000 Chicago, IL 60606	2,392,000	7.25%
SMALLCAP World Fund, Inc.(7) 333 South Hope Street 55th Floor Los Angeles, CA 90071-1447 United States	2,244,774	6.80%

Named Executive Officers and Directors:
Felix J. Baker(8)	10,842,060	32.85%
Stephen R. Biggar(9)	28,018	*
Carsten Boess(10)	48,993	*
Stephen R. Davis(11)	43,916	*
Mark Goldberg(12)	85,275	*
Thomas R. Malley(13)	82,243	*
Sanj K. Patel(14)	219,194	*
Barry Quart(15)	43,166	*
Anthony G. Quinn(16)	138,911	*
Thomas J. Tisch(17)	769,078	2.33%
Glen Williams(18)	26,932	*
Peter Wirth(19)	17,083	*
Michael Glynn(20)	27,692	*
Alicia Secor(21)	—	*

All executive officers and directors as a group (12 persons) (22)	12,344,869	37.40%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of all persons is 33 Hayden Avenue, Lexington, MA 02421.
(2)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3)	These figures are based upon information set forth in the Schedule 13D/A filed March 10, 2014. Baker Bros. Advisors LP beneficially owns 10,648,182 shares of common stock through the following entities: Baker/Tisch Investments, L.P.; Baker Bros. Investments, L.P.; Baker Bros. Investments II, L.P., 667, L.P.; 14159, L.P. ; Baker Biotech Fund II (A), L.P.; and Baker Brothers Life Sciences, L.P.
(4)	These figures are based upon information set forth in the Schedule 13G/A filed February 13, 2014. Capital Research Global Investors has sole voting power with respect to 3,765,423 of the shares listed and sole dispositive power with respect to 3,765,423 of the shares listed.
(5)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2014 by Columbia Wanger Asset Management, LLC and Columbia Acorn Fund. Columbia Wanger Asset Management, LLC is an investment adviser and the securities are owned by Columbia Acorn Fund and various other investment companies and managed accounts. Columbia Wanger Asset Management, LLC disclaims beneficial ownership over the securities. Columbia Acorn Fund has sole voting and dispositive power over 2,392,000 shares of common stock. The 3,217,000 shares held by Columbia Wanger Asset Management, LLC includes the 2,392,000 shares held by Columbia Acorn Fund.
(6)	These figures are based upon information set forth in the Schedule 13G/A filed February 14, 2014. FMR LLC has sole voting power with respect to 573,164 of the shares listed and sole dispositive power with respect to 3,037,219 of the shares listed.
(7)	These figures are based upon information set forth in the Schedule 13G/A filed February 14, 2014. SMALLCAP World Fund, Inc. has sole voting power with respect to 2,244,774 of the shares listed and sole dispositive power with respect to none of the shares listed.
(8)	Includes 49,916 shares of common stock which may be acquired by Dr. Baker upon the exercise of options that are exercisable within 60 days of April 11, 2014. Dr. Baker has shared voting and investment power over the 10,648,182 shares of common stock owned by Baker Bros. Advisors LP and has shared voting and investment power over 143,462 shares of common stock owned by FBB Associates. Dr. Baker disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.
(9)	Includes 27,916 shares of common stock which may be acquired by Dr. Biggar upon the exercise of options that are exercisable within 60 days of April 11, 2014. Excludes shares beneficially owned by Baker Bros. Advisors LP, as to which Dr. Biggar disclaims beneficial ownership.
(10)	Includes 48,993 shares of common stock which may be acquired by Mr. Boess upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(11)	Includes 43,916 shares of common stock which may be acquired by Mr. Davis upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(12)	Includes 84,816 shares of common stock which may be acquired by Dr. Goldberg upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(13)	Includes 35,342 shares of common stock which may be acquired by Mr. Malley upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(14)	Includes 218,163 shares of common stock which may be acquired by Mr. Patel upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(15)	Includes 43,166 shares of common stock which may be acquired by Dr. Quart upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(16)	Includes 113,387 shares of common stock which may be acquired by Dr. Quinn upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(17)	Includes 17,083 shares of common stock which may be acquired by Mr. Tisch upon the exercise of options that are exercisable within 60 days of April 11, 2014. Does not include shares owned by Mr. Tisch’s family members, as to which Mr. Tisch disclaims beneficial ownership.
(18)	Includes 26,666 shares of common stock which may be acquired by Mr. Williams upon the exercise of options that are exercisable within 60 days of April 11, 2014.
(19)	Includes 17,083 shares of common stock which may be acquired by Mr. Wirth upon the exercise of options that are exercisable within 60 days of April 11, 2014.

(20)	Includes 27,500 shares of common stock which may be acquired by Mr. Glynn upon the exercise of options that are exercisable within 60 days of April 11, 2014. Mr. Glynn remains employed by the Company, but is no longer serving as an executive officer (as defined under Rule 3b-7 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) although he is deemed to be a named executive officer under SEC reporting rules.
(21)	Ms. Secor departed the Company in October 2013.
(22)	Represents the Directors and Executive Officers of the Company as of April 11, 2014 and does not include Mr. Glynn and Ms. Secor who were not Executive Officers as of such date. Includes 726,447 shares of common stock which may be acquired by all directors and executive officers upon the exercise of options that are exercisable within 60 days of April 11, 2014.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Eight directors have been nominated for election at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified or until their earlier resignation or removal. In the event any of the nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the Proxy Statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Directors will be elected by a majority of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Below please find information about the nominees for directors. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that lead the Board of Directors to the conclusion that he should serve as a director, Synageva also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They have each demonstrated business acumen and an ability to exercise sound judgment. Finally, Synageva values their significant experience on other boards of directors.

Nominees

Name	Age	Year First Became Director of the Company (1)	Position
Sanj K. Patel (2)	44	2011	President, Chief Executive Officer, Director

Felix J. Baker, Ph.D. (3)(4)	45	2004	Chairman of the Board of Directors

Stephen R. Biggar, M.D., Ph.D. (4)	43	2011	Director

Stephen R. Davis (5)(3)	53	2007	Director

Thomas R. Malley (5)(4)	45	2011	Director

Barry Quart, Pharm.D.	57	2007	Director

Thomas J. Tisch	59	2012	Director

Peter Wirth (5)(3)	63	2012	Director

(1)	For purposes of this column, the “Company” refers to the Company, together with Trimeris, but excluding Private Synageva. Prior to the Merger, the following persons served as directors of Private Synageva beginning in the year indicated: Mr. Patel (2008), Dr. Baker (2000), Dr. Biggar (2004), and Mr. Malley (2006).
(2)	Executive Officer, for purposes of Section 16 of the Exchange Act. Mr. Patel is party to an employment agreement with us.
(3)	Member of our Compensation Committee of the Board of Directors.
(4)	Member of our Nomination and Governance Committee of the Board of Directors.
(5)	Member of our Audit Committee of the Board of Directors.

Each director nominee, if elected, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Mr. Patel is a party to an employment agreement with us. For the purposes of these biographies, the “Company” means the Company together with Trimeris.

Sanj K. Patel has served as President, Chief Executive Officer and a director of the Company since the Merger, and prior to that time served as the President and Chief Executive Officer and a director of Private Synageva since June 2008. He created the vision and strategy for the Company, launched its focus on rare diseases, and designed and initiated its lead program for LAL Deficiency in July 2008. He took the company public on the NASDAQ Global Market in November 2011 and since 2009, has raised over $800 million in capital. Mr. Patel has more than 20 years of experience in the pharmaceutical and biotech industries and has a combination of scientific, clinical and commercial skills. He joined the Company from Genzyme Corporation (1999-2008) where most recently he was the head of U.S. Sales, Marketing and Commercial Operations for Genzyme Therapeutics’ Lysosomal Storage Disorder franchise and led the U.S. launch of Myozyme® in addition to sales and marketing responsibility for Cerezyme®, Fabrazyme® and Aldurazyme®. Previously, Mr. Patel held several cross-functional senior leadership roles at Genzyme, including Vice President, Clinical Research and Head of the Global Clinical Research Operations Council. He was responsible for clinical operations and development for all cross-business Genzyme products and was instrumental in the path to commercialization for several treatments. Notably, Mr. Patel led the Fabrazyme clinical operations team and development program to FDA approval in April 2003. Prior to Genzyme, Mr. Patel held roles in clinical research and commercial development with increasing levels of responsibility at Burroughs Wellcome, Hoechst Marrion Roussel and Fujisawa Pharmaceuticals. Mr. Patel obtained his B.Sc. with Honors in Pure and Applied Biology (Biotechnology) from the University of the South Bank, London. He completed his post-graduate management and business degree, and doctorate level research program at Ealing College, London, and the Wellcome Foundation, respectively. Mr. Patel is a member of the Board of Directors for the Sarcoma Foundation of America, a non-profit organization, and Intercept Pharmaceuticals, Inc., a publicly traded biotechnology company. Mr. Patel’s extensive healthcare industry leadership experience combined with his specific expertise in the development and commercialization of rare disease treatments benefit the Board of Directors.

Felix J. Baker, Ph.D. has served as a director of the Company since April 2004 and currently serves as Chairman of the Board of Directors. Previously, Dr. Baker was also a director of Private Synageva from October 2000 until the Merger and Chairman of the Board of Directors of Private Synageva from 2003 until the Merger. Dr. Baker is Co-Managing Member of Baker Bros. Advisors, LP. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. In 2000, they founded Baker Bros. Advisors LP. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. In addition to the Company, Dr. Baker is a director of Genomic Health and Seattle Genetics, Inc., both of which are publicly traded biotechnology companies. Dr. Baker was previously a director of AnorMED Inc., Ardea Bioscience, Inc., Conjuchem Inc. and Neurogen Corporation, which were publicly traded companies during Dr. Baker’s service. Dr. Baker is a highly experienced director who has served on the board of directors of several public and private biopharmaceutical corporations, which contributes to the knowledge base and oversight of the Board of Directors.

Stephen R. Biggar, M.D., Ph.D. has served as a director of the Company since the Merger, and prior to that time served as a director of Private Synageva since May 2004. Since October 2006, Dr. Biggar has served as a Partner at Baker Bros. Advisors LP, a registered investment adviser focused on long-term investments in life sciences companies. Dr. Biggar joined Baker Bros. Advisors LP in 2000. Prior to joining Baker Bros., Dr. Biggar received an M.D. and a Ph.D. in Immunology from Stanford University and received a B.S. in Genetics from the University of Rochester. Dr. Biggar also serves as a director for ACADIA Pharmaceuticals, a publicly traded biotechnology company. Dr. Biggar’s experience with life science investments and his medical and scientific training enhances the composition of the Board of Directors.

Stephen R. Davis has served as a director of the Company since June 2007. In May 2013, Mr. Davis joined Heron Therapeutics, Inc. (formerly known as A.P. Pharma), a publicly traded company, as Executive Vice President and Chief Operating Officer and has served as a member of Heron Therapeutics’ board of directors since June 2012. Previously, Mr. Davis was Executive Vice President and Chief Operating Officer at Ardea Biosciences, Inc. He has completed numerous strategic transactions between biotechnology and pharmaceutical companies, including the recent $1.26 billion acquisition of Ardea by AstraZeneca PLC. Prior to Ardea, Mr. Davis served as President and Chief Executive Officer of Neurogen Corporation, a biopharmaceutical company acquired by Ligand Pharmaceuticals. Before becoming Neurogen’s Chief Executive Officer, Mr. Davis served in numerous executive roles at Neurogen completing multiple collaboration and asset acquisition and sale transactions with global pharmaceutical companies. Mr. Davis is also a director of Furiex Pharmaceuticals Inc., a publicly traded biotechnology company. Previously, Mr. Davis practiced as a corporate and securities attorney with a Wall Street law firm and as a Certified Public Accountant with a major accounting firm. Mr. Davis received his Bachelor of Science degree in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University. Mr. Davis has extensive knowledge of the Company’s industry, as evidenced by his professional background. The Board of Directors benefits from Mr. Davis’ experience in several senior positions at biopharmaceutical corporations and particular expertise in corporate finance.

Thomas R. Malley has served as a director of the Company since the Merger, and prior to that time served as a director of Private Synageva since October 2006. Since May 2007, Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm. From December 1998 to May 2007, Mr. Malley served with Janus Mutual Funds, including as Vice President and Portfolio Manager for the Janus Global Life Sciences Fund. From April 1991 to December 1998, Mr. Malley served as an equity analyst for Janus Mutual Funds. Mr. Malley previously served as a director of Cougar Biotechnology, Inc. from 2007 to 2009, which was a publicly traded company until Johnson & Johnson acquired the company in 2009. Mr. Malley also previously served as a director of Craig Hospital, a non-profit hospital, from 2007 to 2013 and St. Anthony Hospital, a non-profit hospital, from 2004-2009. Mr. Malley is also a director of Puma Biotechnology, Inc. and OvaScience, Inc. two publicly traded biotechnology companies, and is also a director of Project Cure, a non-profit organization. Mr. Malley holds a B.S. in Biology from Stanford University. Mr. Malley’s industry and investment experience benefits the Board of Directors.

Barry Quart, Pharm.D. has served as a director of the Company since June 2007. In May 2013, Dr. Quart joined Heron Therapeutics, Inc. (formerly known as A.P. Pharma) as Chief Executive Officer, and has served as a member of the board of directors at Heron Therapeutics, Inc. since June 2012. Prior to Heron Therapeutics, Inc., Dr. Quart was President and Chief Executive Officer, and Director of Ardea Biosciences, Inc., a publicly traded biopharmaceutical company, since co-founding the company in December 2006. Ardea was acquired by AstraZeneca PLC for $1.26 billion in June 2012. Previously, he was with Pfizer as Senior Vice President, Pfizer Global Research and Development and the director of Pfizer’s La Jolla Laboratories, where he was responsible for approximately 1,000 employees and an annual budget of almost $300 million. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company. Agouron was acquired by Warner-Lambert for $2.1 billion in 1999. Dr. Quart joined Agouron in 1993 and was instrumental in the development and registration of Viracept, which went from the laboratory bench to new drug application approval in 38 months. Dr. Quart received his Pharm.D. degree from the University of California, San Francisco. Dr. Quart has extensive knowledge of the Company’s industry, as evidenced by his experience in the biotechnology and pharmaceuticals industries. The Board of Directors benefits from Dr. Quart’s broad experience in senior management roles, as well as his experience as a director of several biopharmaceutical corporations.

Thomas J. Tisch has served as a director of the Company since June 2012. Mr. Tisch has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of New York University Medical Center and a director of Sears Holding Corporation, a publicly traded company. Mr. Tisch brings financial and general business expertise to the Board of Directors from his position at a private investment firm.

Peter Wirth has served as a director of the Company since June 2012. Mr. Wirth is Chairman of FORMA Therapeutics Holdings, LLC, a cancer drug discovery company. Mr. Wirth has served as a Director of Lysosomal Therapeutics, Inc., a private neurodegeneration company, since January 2012, and as a Director of Aura Biosciences, Inc., a private cancer drug discovery company, since December 2013. During 2012, Mr. Wirth was an Advanced Leadership Fellow at Harvard University. From January 1996 through May 2011, Mr. Wirth was a senior executive at Genzyme Corporation, most recently Executive Vice President, Legal and Corporate Development, Chief Risk Officer and Corporate Secretary. His responsibilities included oversight of the corporate development and legal departments, and management of the company’s enterprise risk management activities. Prior to joining Genzyme, Mr. Wirth was a partner at Palmer & Dodge, a Boston law firm, where he was head of the firm’s biotechnology practice group and served as Genzyme’s outside general counsel since 1982. Mr. Wirth received his B.A. from the University of Wisconsin-Madison in 1972 and his J.D. from Harvard Law School in 1975. Mr. Wirth brings financial, legal and extensive knowledge of the company’s industry which will benefit the Board of Directors.

Executive Officers

The following is certain biographical information for the executive officers currently employed by the Company who are not discussed above:

Name	Age	Title
Carsten Boess	47	Senior Vice President, Chief Financial Officer
Anthony G. Quinn, M.D., Ph.D.	52	Executive Vice President, Chief Medical Officer and Head of Research and Development
Mark Goldberg, M.D.	59	Executive Vice President, Medical and Regulatory Strategy
Glen Williams	56	Senior Vice President, Global Technical Operations

Carsten Boess has served the Company as Senior Vice President and Chief Financial Officer since the Merger and prior to that time served Private Synageva in such capacity since May 2011. He is responsible for leading the Company’s financial and strategic operations. Mr. Boess has more than 20 years of financial operations and management experience in the life sciences industry with diversified experience across a broad field of areas both in the U.S. and internationally. Prior to joining the Company, Mr. Boess served in the roles of Chief Financial Officer and Vice President, International of Insulet Corporation, respectively (June 2006-2011) and has also served in the following capacities: Chief Financial Officer of Alexion Pharmaceuticals, Inc., Executive Vice President of Finance for Serono, Inc. and Vice President Finance, International Operations for Novo Nordisk. Mr. Boess has significant international experience having served as head of finance of companies in the U.S., Denmark, China, Switzerland, and France. He also headed the expansion of Insulet’s business internationally in the role of Vice President, International. Mr. Boess earned a Bachelor’s and Master’s degree in economics and finance from the University of Odense, Denmark.

Anthony G. Quinn, MBChB (M.D.), Ph.D., FRCP serves as the Company’s Executive Vice President and Chief Medical Officer and is also Head of Research and Development. Dr. Quinn has served as an executive officer of the Company since the Merger and prior to that time served Private Synageva in such capacity since August 2009. Prior to joining the Company, he was Vice President and Global Head of Clinical Research & Exploratory Development for Inflammation at Roche. While at Roche, Dr. Quinn managed programs in rheumatology and respiratory indications in exploratory development, and biomarker and translational medicine activities in the late clinical and registration phase for MabThera™/Rituxan™, Actemra™ and Ocrelizumab. Dr. Quinn joined Roche in 2005 to build the translational medicine and exploratory development capabilities at the site across a broad range of therapeutic areas including CNS, virology and inflammation. Prior to joining Roche, he was Director of Experimental Medicine at AstraZeneca, Charnwood in the UK, and before that he was

Professor of Dermatology at Barts & The London School of Medicine, London, England. He has authored or co-authored more than 50 peer-reviewed journal articles, book chapters, reviews and editorials, predominantly on Hedgehog signaling and the molecular biology of non-melanoma skin cancer. He received his Bachelor of Medical Science with First Class Honours and his M.B.Ch.B. (M.D.) with commendation from the University of Dundee, UK. Dr. Quinn trained in internal medicine, dermatology and molecular biology at the University of Newcastle upon Tyne and was also awarded his Ph.D. there. He completed a postdoctoral fellowship at University of California, San Francisco, and is a fellow of the Royal College of Physicians London.

Mark Goldberg, M.D. serves as Executive Vice President, Medical and Regulatory Strategy of the Company. Dr. Goldberg has served as an executive officer of the Company since the Merger and prior to that time served Private Synageva in such capacity since September 2011 and served as a director of Private Synageva from October 2008 until December 2011. Dr. Goldberg joined the Company from Genzyme Corporation, where he most recently served as Senior Vice President, Clinical Development and Global Therapeutic Group Head, Oncology and Personalized Genetic Health. While at Genzyme, he played a central role in the development and approval of some of the benchmark therapies for rare diseases, including Fabrazyme®, Aldurazyme®, Myozyme® and Lumizyme®. Prior to working at Genzyme, he was a full time staff physician at Brigham and Women’s Hospital and Dana Farber Cancer Institute, where he still holds appointments. He is also a Clinical Associate Professor of Medicine at Harvard Medical School. Dr. Goldberg is a board-certified medical oncologist and hematologist and has more than 50 published papers. Reporting directly to Mr. Patel and working very closely with Dr. Quinn, the Company’s Chief Medical Officer, Dr. Goldberg plays a central role in developing medical and regulatory strategy and ensuring the successful progress and advancement of pipeline programs. Dr. Goldberg received his A.B. (magna cum laude) from Harvard College and his M.D. (cum laude) from Harvard Medical School.

Glen Williams has served as Senior Vice President of Global Technical Operations with responsibility for our global supply chain, including oversight of the Manufacturing and Quality organizations since September 2012. He brings over 25 years of industry experience, most recently as Chief Operating Officer for Caliber Biotherapeutics. Mr. Williams was previously Senior Vice President of Technical Operations for Biolex Therapeutics focusing on the development of human therapeutic proteins through the use of a high level plant system for therapeutic protein production. Prior to joining Biolex, Mr. Williams was the Vice President of Manufacturing and General Manager for Biogen Idec’s Research Triangle Park facilities where he was responsible for site-wide manufacturing operations for new and marketed recombinant therapeutic proteins. In his ten years with Biogen Idec, Mr. Williams built and successfully licensed two biopharmaceutical production facilities with multiple regulatory authority approvals in addition to launching three commercial biopharmaceutical products, two of which exceeded one billion dollars in annual revenues. In addition to managing major GMP biomanufacturing and supply chain operations, he has an extensive background in the design, construction, startup and licensing of new biopharmaceutical production facilities. Mr. Williams received his M.B.A. from Central Michigan University and his B.S. in Mechanical Engineering from The Ohio State University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the full Board of Directors and through committees, consisting of standing audit, compensation and nomination and governance committees. In addition to the standing committees, the Board of Directors from time to time establishes special purpose committees.

During the fiscal year ended December 31, 2013, Synageva’s Board of Directors held five meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, and the Nomination and Governance Committee did not hold any meetings. No director attended less than 75% of the aggregate of the total number board meetings held during such director’s term or the total number of meetings of the committees on which such director served during such director’s term. Although the Board of Directors has no formal policy regarding the attendance of its members at the Annual Meeting, it has been the practice of the Board of Directors to hold a meeting on the same date as our annual meetings of stockholders to encourage all directors to attend the annual meeting. Mr. Patel, Dr. Baker and Mr. Wirth attended the 2013 annual meeting.

The Board of Directors has determined that seven of its eight current members (Drs. Baker, Biggar, and Quart and Messrs. Davis, Malley, Tisch and Wirth) are “independent directors” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During all of the regularly scheduled meetings, the Board of Directors met in executive session where only the independent directors were present without any members of Synageva’s management. Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

Audit Committee

In August 2005, the Board of Directors established a separately designated standing Audit Committee to review the internal accounting procedures of Synageva, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter, which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee charter is available on our website at: www.synageva.com. Messrs. Davis, Malley and Wirth are the current members of the Audit Committee. Mr. Malley serves as chairman. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Malley and Mr. Davis are “audit committee financial experts” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Compensation Committee

In June 2004, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of the Chief Executive Officer and all other executive officers, and administers our equity compensation and incentive plans. Mr. Patel provides recommendations for salary changes, individual components of annual incentive cash bonus awards and equity awards for each of our executive officers other than himself. These recommendations are presented to, reviewed by, modified or accepted by, our Compensation Committee and recommended for full Board approval. The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Compensation Committee. A copy of the Compensation Committee charter is available on our website at: www.synageva.com. Dr. Baker, Mr. Davis and Mr. Wirth are the current members of the Compensation Committee. Dr. Baker serves as chairman. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Nomination and Governance Committee

The Board of Directors established the Nomination and Governance Committee to provide leadership and guidance to Synageva, review and recommend new directors to the Board of Directors, establish the necessary committees of the Board of Directors to provide oversight to Synageva and make recommendations regarding committee membership. The Nomination and Governance Committee adopted a charter in 2012, which is available on our website at: www.synageva.com. Dr. Baker, Dr. Biggar and Mr. Malley are the current members of the Nomination and Governance Committee. Dr. Baker serves as chairman. The Board of Directors has determined that each member is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards.

CORPORATE GOVERNANCE

Process for Selecting Nominees and Stockholder Nominations

It is the policy of the Nomination and Governance Committee to consider candidates for the Board of Directors recommended by Nomination and Governance Committee members and other members of the Board of Directors, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend a person for consideration as a nominee for director by writing to the Nomination and Governance Committee of the Board of Directors, c/o Synageva BioPharma Corp., 33 Hayden Avenue, Lexington, MA 02421, Attention: Secretary. Recommendations must be received by December 24, 2014 to be considered for the 2015 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending stockholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board of Directors if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nomination and Governance Committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board of Directors Diversity

We recognize that diversity enhances the overall effectiveness of the Board of Directors by ensuring that different perspectives, skills and experiences are presented to directors and to management. The Nomination and Governance Committee considers diversity, including gender, ethnic background, country of citizenship and professional experience, and recommending, as necessary, measures that contribute to a Board of Directors that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The Nomination and Governance Committee reviews Board of Directors composition on an annual basis to ensure that the Board of Directors reflects the knowledge, experience, skills, expertise and diversity required for the Board of Directors to fulfill its duties.

Director Qualifications

The Board of Directors seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Members of the Board of Directors should possess the attributes necessary to be an effective director, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Synageva and its stockholders. In evaluating candidates, the Nomination and Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board of Directors that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nomination and Governance Committee may focus on individuals possessing a particular background, experience or qualifications that the committee believes would be important to enhance the effectiveness of the Board of Directors.

Board Leadership Structure

The Board of Directors does not have a fixed policy regarding the separation of the positions of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Currently, Synageva separates the positions of Chairman, which is held by Dr. Baker, and the Chief Executive Officer, which is held by Mr. Patel. The Board of Directors believes by separating positions at this time, Mr. Patel may devote his attention to Synageva’s day-to-day operations and strategy while Dr. Baker can take responsibility for leading the Board of Directors.

Board of Directors’ Role in Risk Oversight

The Board of Directors is responsible for overseeing Synageva’s risk management processes. The full Board of Directors performs a periodic risk assessment with management to review the primary risks facing Synageva and to manage the activities of Synageva in identifying and mitigating such risks. Management identifies risks in multiple areas, including compliance, financial, strategic, political and operational risks, and on a regular basis the Board of Directors reviews together with management. The Board of Directors recognizes that Synageva is subject to both internal and external risks, within and outside its control, and that management and the Board of Directors should regularly seek to identify those risks and mitigate to the extent possible. As part of the risk management process and consistent with its standing oversight role, each committee of the Board of Directors considers the risks within its areas of responsibility and assists the full Board of Directors in its oversight of the risk management process. In reviewing Synageva’s compensation programs, Synageva reviews whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Synageva.

Stockholder Communications with the Board of Directors

Our Board of Directors has provided a process for stockholders to send it communications. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board of Directors, c/o Synageva BioPharma Corp., 33 Hayden Avenue, Lexington, MA 02421, Attention: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of Synageva common stock beneficially owned by the stockholder.

The Secretary will (i) monitor communications from stockholders and (ii) provide copies or summaries of such communications to the Board of Directors, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The Board of Directors will give appropriate attention to written communications on such issues and will respond as appropriate.

Code of Ethics

We adopted the Synageva BioPharma Corp. Code of Business Conduct and Ethics that applies to directors, officers and employees of Synageva and its subsidiaries and complies with the applicable SEC rules and regulations and the NASDAQ Stock Market Listing Standards. Our code of ethics is located on our website at: www.synageva.com. Amendments or waivers to our code of ethics will be promptly disclosed on our website and as required by applicable laws, rules and regulations of the SEC and NASDAQ.

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Nomination and Governance Committee has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Synageva’s organization or business environment. The Nomination and Governance Committee periodically review the guidelines and if necessary, modifies the guidelines to reflect current good governance practices and policies. Synageva’s Corporate Governance Guidelines are located on our website at: www.synageva.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that there was an inadvertent failure to timely report an indirect purchase of shares through trusts by Mr. Tisch on January 9, 2013 and a same-day stock option exercise for the purchase and sale of shares by Dr. Goldberg on March 1, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section discusses our executive officer compensation program and the decisions made with respect to 2013 compensation for our executive officers identified in the Summary Compensation Table (referred to as our named executive officers). Our named executive officers for 2013 were:

Name	Position
Sanj K. Patel	President and Chief Executive Officer
Carsten Boess	Senior Vice President, Chief Financial Officer
Anthony G. Quinn	Executive Vice President, Chief Medical Officer and Head of Research and Development
Mark Goldberg	Executive Vice President, Medical and Regulatory Strategy
Glen Williams	Senior Vice President, Global Technical Operations
Michael Glynn(1)	Senior Vice President, Global Commercial Operations
Alicia Secor(2)	Former Senior Vice President and Chief Operating Officer

(1)	Mr. Glynn remains employed by the Company, but he only served as an executive officer (as defined under Rule 3-b-7 of the Exchange Act) in 2013 from January 1, 2013 to August 12, 2013.
(2)	Ms. Secor departed the Company in October 2013.

The material elements of 2013 compensation paid to our named executive officers includes:

•	base salaries;

•	annual cash incentive bonuses, which were paid in December 2013; and

•	long-term equity-incentive awards (LTIs), which were granted in June 2013.

Relationship Between 2013 Company Performance and Compensation Decisions

The compensation of our executive officers for 2013 is based on the performance of the Company and our individual executives during the year. It is also consistent with our compensation objectives — to focus our officers on the achievement of key business objectives and to align their interests with those of our stockholders. The key corporate objectives applicable to our executive officers for 2013 and the key corporate accomplishments considered in the determination of executive compensation by the Compensation Committee for each objective were as follows:

Advancement of Synageva’s Lead Program, Sebelipase Alfa

In 2013, we successfully achieved multiple important corporate and product development milestones. Success in achieving these milestones enabled us to continue to develop our lead program, sebelipase alfa, and our pipeline programs, moving the company closer toward becoming a fully integrated, global organization focused on the development, manufacturing and commercialization of therapies for patients suffering from rare and devastating diseases.

•	In particular, the Company made the following progress with sebelipase alfa:

•

Completed enrollment in ARISE (Acid Lipase Replacement Investigating Safety and Efficacy), our global Phase 3 trial with sebelipase alfa in children and adults with lysosomal acid lipase deficiency (LAL Deficiency). Total enrollment exceeded the original target of 50 patients with 66 randomized as of December 31, 2013. In addition, ARISE was enrolled in under 12 months, which was significantly faster than the original target of 18 to 24 months.

•	Completed the target enrollment in our Phase 2/3 trial in infants with LAL Deficiency and reported initial results at the 10th Annual Lysosomal Disease Network (LDN) WORLD Symposium in February 2014.

•	Received Breakthrough Therapy designation for early onset LAL Deficiency from the U.S. Food and Drug Administration.

•

Progressed the ongoing Phase 1/2 extension study of sebelipase alfa in adults with LAL Deficiency. Ninety-week data from this trial was presented at the 10th Annual LDN WORLD Symposium in February 2014.

•

We added operational capabilities to support sebelipase alfa. This included qualification of two downstream purification commercial manufacturing organizations (CMOs) and completion of construction for an additional commercial-scale manufacturing facility to further supply protein therapeutics for lead programs.

•

We significantly expanded our global medical and commercial operations to support sebelipase alfa and eventually, the pipeline programs as they mature. In addition to the United States, we now have operations in Japan, Germany, France, Italy, United Kingdom, Spain, Portugal, Belgium, Netherlands, Luxembourg, Turkey, Mexico, Brazil and Argentina. We also implemented our dry blood spot technology in additional labs for testing of new patients and added new abstracts and publications related to LAL Deficiency.

Pipeline Development

In 2013, we advanced our next program, SBC-103, an enzyme replacement therapy for mucopolysaccharidosis type IIIB (MPS IIIB), or Sanfilippo B. Specifically, we produced preclinical data demonstrating that dosing with SBC-103 reduces the accumulation of substrate in the brain of a Sanfilippo MPS IIIB animal model with various dosing approaches. These data were presented at the 9th Annual LDN WORLD Symposium in February 2013. We also advanced our preclinical pipeline programs closer toward IND-enabling studies.

In addition, we further strengthened our balance sheet through underwritten public offerings in 2013 yielding net proceeds of $281 million.

2013 Compensation Highlights and Key Decisions

Our compensation philosophy is to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against our key corporate objectives, as well as the level of achievement of individual goals developed by the Compensation Committee and approved by the Board of Directors at the beginning of the year in support of such objectives.

Base salaries should be paid in the range of the market median. In 2013, the base salaries for our named executive officers, other than Mr. Williams, and Mr. Glynn were considered to be in the range of the market median and were increased between 3% and 4% for merit in alignment with the average increase for other employees of the Company and in line with industry trends. Mr. Williams’ salary was increased 14% to bring him closer to the market median of our peer group, which is identified and discussed below. Mr. Glynn’s increase was limited to 1% because he joined the Company in September 2012.

Annual cash incentive awards reflected 2013 company and individual performance. We seek to tie a substantial portion of an executive’s overall compensation to our performance. In 2013, as described above, we executed on our strategic plan and produced strong results and significant value creation for our stockholders, and achieved multiple strategic, operational and product objectives. The Compensation Committee determined that cash incentive awards above the target amounts described below were warranted and consistent with our philosophy of paying cash incentive bonuses based on performance.

Long-term incentive awards, particularly stock options, are an important element of compensation and value creation. We believe that equity compensation should be targeted in the range of the 75th percentile of our market peers. The Compensation Committee believes that a practice of awarding LTIs to Synageva executives will contribute to long-term successful company performance. In particular, the use of stock options aligns the interests of our executives with our stockholders because our executives will only realize a return on an option if Synageva’s stock price increases. Stock options do not guarantee value to the executive. We continued our practice commenced in 2012 to grant long-term equity incentive awards at or around our annual meeting, which is typically mid-year, in order to align the timing of these grants with the equity awards made to our non-employee members of the Board of Directors as well as allow a mid-year review of Company results prior to the issuance of these awards.

Summary of Compensation Analysis

Each year, the Compensation Committee reviews and establishes Synageva’s overall executive compensation strategy. The Compensation Committee evaluates Synageva’s existing compensation program and considers whether changes are necessary or advisable due to changed conditions, company performance, best practices or otherwise. As part of the evaluation, the Compensation Committee considers whether new programs or strategies should be introduced.

Based on its assessment, and in consideration of many of the factors described throughout this discussion, the Compensation Committee believes that the executive compensation program substantially achieved its objectives for 2013 and is well aligned with the compensation philosophies described below. The Compensation Committee did not recommend any changes to its executive compensation program for 2013.

Key decisions regarding Synageva’s 2013 executive officer compensation were made in December 2012, June 2013 and December 2013.

•	In December 2012, the Compensation Committee recommended the 2013 base salaries to the Board of Directors, which were approved by the Board of Directors in December 2012.

•

In December 2012, the Compensation Committee recommended annual cash incentive targets and, in January 2013, corporate and individual performance goals, which were subsequently approved by the Board of Directors in March 2013.

•	In June 2013, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved the granting of stock options to all named executive officers.

•	In December 2013, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved annual cash incentive payments for 2013 performance.

Executive Compensation Philosophy

The primary objective of our executive compensation policy is to attract, retain and motivate the key executives necessary for our short- and long-term success. We seek to tie short- and long-term cash and equity incentives to employee performance, including the achievement of measurable corporate and individual objectives, and to align executives’ incentives with stockholder value. The Compensation Committee seeks to implement its compensation programs in a way that ties a substantial portion of an executive’s overall compensation to Synageva’s performance and each element of an individual’s compensation is evaluated and determined in consideration of such person’s contribution and performance. With the exception of Mr. Patel, who is guaranteed a minimum annual cash incentive payment of 25% of his base salary, no executive is guaranteed a cash or equity incentive award and such incentives are determined at levels that the Compensation Committee believes drives performance.

The Compensation Committee approves compensation programs based on certain compensation philosophies, including the following:

•

Pay for performance. Compensation programs should reward performance, typically demonstrated through the achievement of corporate and individual performance objectives. Company performance is a key consideration in determining employee compensation. The Compensation Committee believes that compensation for Synageva’s employees serving in the most senior management positions of the company should be most closely linked to corporate performance and increasing stockholder value. We structure our programs to deliver greater rewards when corporate and individual performance exceeds expectations or performance objectives. If corporate or individual performance is short of expectations, or if objectives are not achieved, our compensation programs are structured so that they deliver lower compensation.

•

Attract, retain and motivate. Compensation programs must help Synageva attract, retain and motivate highly talented individuals with necessary skills and demonstrated abilities who will contribute to the success of Synageva by executing its short- and long-term strategic plans.

•

Competitive with peer group. Executive compensation should be considered in comparison with compensation paid by market peers to ensure that Synageva is competitive with other companies who compete with us for talent.

•

Balanced combination of compensation elements. Compensation programs should include a balance of cash and equity incentives to reward short-term and long-term performance. Each element of compensation should be used in a way that drives certain behavior, recognizing that different elements may be effectively used to drive different behavior. For example, LTIs are used to align the interests of our executive officers more closely with stockholders through equity ownership while our annual cash incentives are used to motivate individuals to achieve short-term objectives.

•

Fair and consistent. The overall structure of Synageva’s compensation programs should be similar across its global organization, taking into account grade-level, geographical and local considerations, and should reward employees based on responsibilities and performance.

Role of the Compensation Committee

Our executive compensation policy is set by the Compensation Committee, and the Compensation Committee is also responsible for approving the compensation of our named executive officers for recommendation to the full Board of Directors. The Compensation Committee regularly reassesses and reviews our compensation policy and programs.

Compensation determinations are not based on a rigid mathematical formula but rather multiple factors. The Compensation Committee undertakes an annual benchmarking exercise to compare each executive’s proposed compensation to that of individuals in similar positions at a peer group of companies. Generally, the Compensation Committee seeks to target base salary and target annual cash incentives for each executive in the range of the median of the peer group and LTIs in the range of the 75th percentile.

The Compensation Committee also evaluates, at the end of the year, the annual performance of Synageva and the Chief Executive Officer (CEO) by assessing the achievement of Synageva’s objectives, which are approved at the beginning of each year, and determining the level of achievement which is calculated as a percentage of the objective. The Compensation Committee reviews and approves the CEO’s evaluation of individual performance of Synageva’s other executive officers, including an assessment of achievement of individual objectives, which are also approved at the beginning of each year. Finally, the Compensation Committee takes into account each individual’s contributions in resolving unanticipated matters, general economic conditions, and any other factors the Compensation Committee deems relevant. Per its charter, the Compensation Committee may form subcommittees and delegate authority to any subcommittee or other administrator, as appropriate.

Role of Executives in 2013 Compensation Decisions

It is Synageva’s policy that no executive officer participates or makes recommendations regarding his or her own compensation.

A small number of executives generally attend Compensation Committee meetings, including the Company’s CEO and the Senior Vice President, Human Resources. Executive sessions of the Compensation Committee are conducted without any Synageva executives.

The CEO, with limited staff and management support, works with the Compensation Committee and our compensation consultant to determine compensation recommendations and achievement of individual performance goals for our executive officers other than himself. His recommendations are submitted to the Compensation Committee for review, discussion, modification and recommendation to the full Board of Directors.

The Compensation Committee is responsible for evaluating and determining CEO compensation for recommendation to the full Board of Directors and works directly with the compensation consultant, with limited support from Synageva staff and without input from the CEO.

Role of the Compensation Consultant

In 2013, after evaluating the performance of its compensation consultant, Compensia, Inc. (Compensia), the Compensation Committee again retained Compensia as an external, independent executive compensation consultant. The Compensation Committee uses the analysis prepared by the consultant as part of its periodic review of Synageva’s executive and director compensation practices. The consultant reports directly to the Compensation Committee, and the Compensation Committee has the final authority to hire and terminate the consultant. The Compensation Committee evaluates the consultant annually.

Our consultant attends certain meetings of the Compensation Committee, as requested, and may communicate with the Compensation Committee chairman between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

Compensia provided advice, information and recommendations directly to, and at the request of, the Compensation Committee, and the Compensation Committee’s decisions regarding the components and amounts of executive and director compensation were informed by the analysis and input of Compensia. The Compensation Committee assessed Compensia’s independence in 2013. The Compensation Committee determined that Compensia was independent and there were no conflicts of interest that would impact the advice to the Compensation Committee from Compensia and the representative of Compensia who advises the committee on executive compensation matters.

Components of Compensation—General

The components of our executive compensation program include the following:

•	base salary;

•	annual cash incentives;

•	long-term equity-based incentives;

•	severance benefits; and

•	certain other limited personal benefits.

The Compensation Committee believes that each component of compensation should be used in a manner that drives certain conduct. The Compensation Committee believes that base salary should provide a secure, fixed amount of compensation to attract and retain highly talented individuals, while the second element of cash compensation, annual cash incentives, should be used as a tool to motivate executives to achieve short-term, annual goals. Meanwhile, LTIs more closely align the interests of our executives with those of our stockholders.

When establishing annual incentive compensation opportunities, the Compensation Committee evaluates the 50th and 75th percentiles of the peer group for similar positions to understand where these opportunities fall relative to the competitive market. In making compensation determinations, the Compensation Committee considers each component of compensation in relation to the total amount of compensation paid and whether the compensation package as a whole adequately compensates each executive for Synageva’s performance during the past year and each executive’s contribution to such performance.

In consideration of Synageva’s 2012 performance, the Compensation Committee sought to achieve 2013 total compensation between the 50th and 75th percentiles of the market peers, even if certain components were below or above such level. Generally, 2013 base salary and target annual cash incentives for each named executive were in the range of the median for our peer group at the time such compensation was determined, while LTIs were above the market median and in the range of the 75th percentile.

We discuss each component of our compensation program in more detail below, including the rationale for 2013 compensation decisions.

Peer Group Analysis

The Compensation Committee believes that executive compensation should be considered in comparison with compensation paid by market peers to ensure that Synageva is competitive with other companies who compete with us for talent. The Compensation Committee, together with its compensation consultant, reviews the peer group on a regular basis and approves the peer group annually. The Compensation Committee believes that the factors listed below are the most important to consider for its determination of the Synageva peer group:

•	Industry. A peer company should operate in the same industry.

•	Recruiting. A peer company should compete with Synageva for talent.

•

Commercial Capabilities. A peer company’s commercial capabilities should reflect the capabilities Synageva has established and is developing. The successful development and commercialization of drugs for orphan diseases require substantial investments in medical education to support clinical development. For this reason, the development of orphan drugs typically require the establishment of medical affairs and commercial capabilities earlier than that required for the development of drugs for more traditional markets. The Compensation Committee considers the commercial capabilities that peer companies have established or are developing.

•

Market Capitalization. A peer company’s market capitalization should be similar, but not necessarily identical, to Synageva’s market capitalization as an indicator of financial performance, investment and size.

•

Employees. A peer company’s size should be similar to Synageva’s. The Compensation Committee measures size by comparing the number of employees which the Compensation Committee believes is the appropriate metric and is the metric used by many companies and proxy advisory firms.

•	Stage of Development. A peer company should be at a similar stage of development.

•	Orphan Disease Focus. A peer company should be focused on the development and commercialization of therapeutic products for rare diseases.

•	Location. A peer company should be in a geographic location that has similar executive compensation levels as Synageva.

The Compensation Committee endeavors to select peer companies that exhibit all of the factors set forth above but recognizes that it cannot develop a peer group in which all companies exhibit all factors. All of Synageva’s peer companies are in the same industry and have the same or similar Standard Industrial Classification (SIC) Code. However, the similarities between Synageva and a particular peer company with respect to any of the other factors listed above, such as commercial capabilities, will vary. Further, with respect to a particular factor, such as orphan disease focus, there may be no similarity. The Compensation Committee believes that in some cases the peer group should be designed to purposefully include companies that are not identical to Synageva. For example, the Compensation Committee believes that the peer group should include companies with both higher as well as lower market capitalization than Synageva to fairly represent the median compensation paid to executives at such companies as a group. However, in some cases, the lack of similarity is not by design of the peer group, but rather because there are not a sufficient number of companies that are similar to Synageva with respect to such factor. For example, not all companies in Synageva’s peer group are in the same stage of clinical development. The Compensation Committee believes that it is not possible to eliminate such differences entirely and recognizes the possibility that shifts in its peer group selection could influence executive compensation decisions. The Compensation Committee seeks to mitigate such risk by not relying entirely on any one or two factors, but to include companies that represent as many of the factors listed above as possible. The Compensation Committee also seeks to avoid reliance on one or two factors alone, such as commercial capabilities and market capitalization, because doing so would likely alter, possibly significantly, the results of the benchmarking exercise and the Compensation Committee’s determinations. The Compensation Committee believes that the mix of factors listed above results in a balanced and representative peer group, taking into consideration Synageva’s operations and needs, and the Compensation Committee expects that use of such peer group will result in compensation decisions that support the Company’s compensation philosophy and objectives.

The Compensation Committee generally compares the compensation of each named executive officer in relation to both the median and the 75th percentile of the peer group for similar positions at the peer group. The Compensation Committee also takes into account various factors such as the unique characteristics of the individual’s position, and any succession and retention considerations.

Over the course of 2013, the Compensation Committee, together with Compensia, reviewed a peer group that had been selected in 2012 based on its evaluation of several factors, including the factors described above under Peer Group Analysis. No changes were made to the peer group for 2013.

The peer group used by the Compensation Committee to assist in the determination of 2013 annual incentive bonuses, 2013 long-term incentive awards, and 2014 base salary compensation is comprised of the following companies:

Achillion Pharmaceuticals, Inc.	ImmunoGen, Inc.
Aegerion Therapeutics, Inc.	Infinity Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	InterMune, Inc.
ARIAD Pharmaceuticals, Inc.	Lexicon Pharmaceuticals, Inc.
AVEO Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
BioMarin Pharmaceuticals Inc.	Nektar Therapeutics
Clovis Oncology, Inc.	Pharmacyclics, Inc.
Dynavax Technologies Corporation	ViroPharma Incorporated
Idenix Pharmaceuticals, Inc.

Compensia collected its data from peer group proxy statements and from the 2012 Radford Global Life Sciences Survey.

The Compensation Committee places significant emphasis on the use of comparative market data. The Compensation Committee uses the market information to ensure that compensation for executives is at least competitive with the peer group. The information also provides a framework for the Compensation Committee in evaluating and awarding compensation in circumstances of superior performance. Compensia provides peer group data for each Synageva executive by matching the Synageva executive with executives in the peer group with similar titles and similar job responsibilities. The Compensation Committee also recognizes that differences exist between the duties of Synageva’s executives and those matched at the peer group of companies. The Compensation Committee considers such differences when evaluating compensation and performance.

2013 Compensation Components

As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Compensation Committee evaluates Synageva’s performance for the prior year by assessing if, and the extent to which, Synageva achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors. To assist in the determination of 2014 base salaries and achievement of targets for annual incentive awards, the Compensation Committee evaluated Synageva’s performance in December 2013 and determined that Synageva achieved 130% of its approved corporate goals for 2013. Specifically, Synageva:

•

Initiated and completed enrollment of 66 children and adults with LAL Deficiency in the ARISE Phase 3 trial with sebelipase alfa, and enrollment was completed in under 12 months, which was significantly faster than the original target of 18 to 24 months;

•	Completed target enrollment in the Phase 2/3 trial in infants with LAL Deficiency;

•	Continued treatment and enrollment in the Phase 1/2 extension study of sebelipase alfa in adults with LAL Deficiency;

•	Advanced our SBC-103 program by demonstrating reduced lysosomal substrate storage in the brain, liver and kidney tissues in a MPS IIIB mouse model using various dosing approaches;

•	Expanded the global clinical, medical affairs and commercial infrastructure to further enhance disease awareness and help identify more patients with LAL Deficiency;

•	Completed construction on an additional commercial-scale manufacturing facility to further supply protein therapeutics for lead programs; and

•	Strengthened our balance sheet as a result of completing follow-on offerings of its common stock in January and September 2013, resulting in $281 million of net proceeds.

In June 2013, the Compensation Committee recommended for the approval by the Board of Directors the granting of stock options for all then serving executive officers. In December 2013, the Compensation Committee reviewed the 2013 corporate goals and the goals of the individual then-serving named executive officers, other than Mr. Patel, in order to determine the payment of 2013 annual cash incentive awards and also approved 2014 base salaries and 2014 annual cash incentive targets, subject to the approval of the Board of Directors. In approving and awarding these components of compensation, the Compensation Committee determined that Synageva exceeded its 2013 corporate goals, had a strong performance in 2013, and that the Compensation Committee should seek to achieve total compensation for each executive commensurate with those accomplishments.

Base Salary

Base salary represents a secure, fixed component of an executive’s compensation. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries take into account an annual review of marketplace competitiveness with the peer group. We believe that base salaries for our executives are competitive in the industry and that Synageva’s base salary levels have contributed to our ability to successfully attract and retain highly talented executives.

In determining 2013 and 2014 base salaries, the Compensation Committee relied on the market comparisons provided by its compensation consultant. As with each other component of compensation, an executive’s base salary is evaluated together with other components of the executive’s compensation in the aggregate to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

On an individual basis, 2013 and 2014 annual increases in base salary reflect marketplace competitiveness levels, the industry’s annual competitive pay practices, an individual’s contributions to Synageva’s overall performance, and length of service. Utilizing the peer group data, 2013 and 2014 base salaries of all positions for which there was available and adequate data was evaluated and compared to Synageva’s base salaries during 2012 and 2013.

In 2013, the base salaries for our named executive officers, other than Mr. Williams and Mr. Glynn, were considered to be in the range of the market median and were increased between 3% and 4% for merit in alignment with the average increase for other employees of the Company and in line with industry trends. Mr. Williams’ salary was increased 14% to bring him closer to the market median of our peer group and Mr. Glynn’s increase was limited to 1% because he joined the Company in September 2012. In setting base salaries for 2014 and consistent with previous annual base salary evaluations, the Compensation Committee determined that base salaries for the named executive officers should be within the range of the market median. In December 2013, the Compensation Committee and the Board of Directors approved increases of 5% for Mr. Patel, and 4% each for Mr. Boess and Mr. Williams. Dr. Quinn and Dr. Goldberg were each promoted to the level of Executive Vice President and received increases of 7% and 3.5% respectively. Dr. Goldberg and the Company also agreed to a reduced time commitment for Dr. Goldberg of three days per week, effective January 1, 2014, and that Dr. Goldberg would therefore be paid 60% of his salary effective January 1, 2014.

Annual Incentives Bonuses

Synageva seeks to deliver target annual cash incentives in the range of the 50th percentile of the peer group. In 2013, and in consideration of Synageva’s strong performance, the amount of annual incentives actually paid to our named executive officers was at or above the market median of the peer companies.

Annual cash incentive bonuses are designed to reward annual achievements and to be commensurate with each executive officer’s scope of responsibilities, demonstrated leadership, management abilities and effectiveness in his role. Annual cash incentive bonuses are also intended to retain executives, to motivate executives to achieve short-term (annual) success, and to reward, in the short-term, significant contributions to the success of Synageva. While Synageva’s policy is to pay a significant portion of its senior executives’ cash compensation in the form of annual incentive bonuses, no senior executive of Synageva, with the exception of Mr. Patel, our CEO, who is guaranteed a minimum bonus payout of 25% of his salary, is guaranteed an annual incentive bonus.

As noted above, the Compensation Committee first approves each executive’s target (a percentage of base salary) at the beginning of each calendar year and establishes annual corporate performance goals as well as individual goals for the executive officers, other than Mr. Patel. Corporate and individual goals are proposed by management, reviewed and approved by the Compensation Committee and also approved by the Board of Directors. The Compensation Committee considers and assigns a relative weight to each corporate goal to appropriately focus efforts on corporate goals that are intended to enhance stockholder value and an overall weight of 10% for individual goals, except for Mr. Patel who is only evaluated on achievement of the corporate goals. In December 2013, prior to approving 2013 annual incentive bonuses, the Compensation Committee evaluated Synageva’s 2013 performance by assessing if, and the extent to which, Synageva achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors for 2013. In assessing the performance of management against pre-determined goals, the Compensation Committee and the Board of Directors may consider circumstances such as the over-achievement of goals and management’s ability to capitalize on newly identified opportunities or manage through obstacles not foreseen at the time the goals were established. The Compensation Committee determined that Synageva’s 2013 performance, in total, exceeded the approved corporate goals.

In December 2012, the Compensation Committee and the Board of Directors approved the following annual cash incentive bonus targets as a percentage of base salary for 2013: 60% for Mr. Patel, 40% for each of Dr. Quinn and Dr. Goldberg, and 35% for each of Mr. Boess, Mr. Williams and Mr. Glynn. Ms. Secor’s bonus target was negotiated at the time of hire and was set at 40% under her employment agreement. Ms. Secor did not receive a performance bonus in 2013 as she was not employed through the end of the year. The Compensation Committee believed that targets should be set in a manner consistent with Synageva’s compensation philosophy of paying for performance, and maintaining competitive compensation arrangements in order to retain and motivate our executives. The Compensation Committee set targets in the range of the median of the peer group. Actual annual cash incentive bonuses for 2013 were approved and paid in December 2013 based on the achievement of the corporate and individual goals.

Set forth below are the 2013 corporate goals, the weight assigned and Synageva’s achievement:

Corporate Goal	Assigned Weight	2013 Achievement
(1) Sebelipase alfa	60	100

•       Enrollment of the ARISE Phase 3 trial in children and adults with late onset LAL Deficiency

•       Execute screening and educational programs to identify patients for clinical studies and potential commercial launch

•       Ensure adequate supply of sebelipase alfa

•       Continue to increase awareness and knowledge of LAL Deficiency in the medical community

(2) Pipeline development and research	30	15
• Create and implement a development strategy for SBC-103 • Progress activities to broaden application of protein manufacturing • Identify and advance new research targets
(3) Corporate and general and administrative activities	10	15
• Strengthen the balance sheet • Manage company resources within budget/forecast targets

Totals:	100	130

To optimize achievement of corporate goals, individual goals are set in support of annual corporate goals for all executives other than our CEO, Mr. Patel, and represent 10% of each named executive officer’s annual incentive bonus payment. The annual corporate goals represent the other 90% of each named executive officer’s goals. Individual goals for 2013 overlapped with our corporate goals for 2013 and consisted of sub-goals designed to achieve our corporate goals.

•

Mr. Boess individual goals were: strengthen the balance sheet; manage company resources within budget/forecast targets; implement long-range financial planning; optimize global financial and operations management; and evaluate and execute on business development opportunities.

•

Dr. Quinn’s individual goals were: enroll ARISE Phase 3 trial in children and adults with late onset LAL Deficiency; progress multiple clinical trials; generate pre-clinical results for the pipeline including SBC-103; progress activities to broaden application of protein manufacturing; and identify and advance new research targets.

•

Dr. Goldberg’s individual goals were: develop and support initiatives and strategies for patient identification; develop and optimize global medical affairs and regulatory team; and enroll ARISE Phase 3 trial in children and adults with late onset LAL Deficiency.

•

Mr. Williams’ individual goals were: complete the commercial manufacturing process for sebelipase alfa; continue to develop and optimize the technical operations team; expand our product supply capabilities, including multiple source capabilities; enhance early stage manufacturing for SBC-103; expand inventory for both sebelipase alfa and SBC-103; and expand our supply chain.

•	Mr. Glynn’s individual goals were: build global commercial infrastructure in anticipation of future commercial launch; and develop and execute on initiatives to increase patient identification.

Prior to the December 2013 Compensation Committee meeting, Mr. Patel reviewed in detail the performance of each named executive officer, excluding himself, and considered such individual’s contributions to Synageva’s success in 2013 and recommended the compensation to be paid to each individual based on the achievement of the individual goals set forth above. In making his recommendations, Mr. Patel worked closely with the Compensation Committee, relied on data provided by the compensation consultant, and received limited support from staff and other members of management.

The Compensation Committee considered 2013 to be a strong year for Synageva. In 2013, the Company attained key strategic milestones that the Compensation Committee expects to provide long-term value to Synageva’s business, to patients and to stockholders. In particular, Synageva:

•

Made significant progress in the development of sebelipase alfa. Synageva initiated and completed enrollment in the ARISE Phase 3 trial and exceeded the target of 50 patients by enrolling 66 children and adults with LAL Deficiency, continued treatment and enrollment in the Phase 1/2 extension study of sebelipase alfa in adults with LAL Deficiency and reached the target enrollment of the early onset Phase 2/3 trial in infants with LAL Deficiency.

•

Achieved milestones for SBC-103 and the pipeline. Demonstrated SBC-103 passed the blood brain barrier in vitro and generated safety, efficacy and biodistribution preclinical data. The Company will increase its focus on research targets going forward.

•	Strengthened the balance sheet. Synageva completed two follow-on offerings of its common stock generating $281 million of net proceeds.

Mr. Patel recommended annual cash incentives based on strong individual and corporate performance in 2013. Synageva exceeded 2013 objectives and each executive made important contributions to Synageva’s 2013 achievements. The Compensation Committee discussed Mr. Patel’s recommendations for the named executive officers and determined that annual cash incentive decisions for the named executive officers, including Mr. Patel, should reflect Synageva’s strong performance in 2013 and recognition of significant achievements.

In December 2013, Mr. Patel, Dr. Quinn, Dr. Goldberg, Mr. Boess and Mr. Williams received annual incentive bonuses with respect to 2013 performance of $468,874, $193,073, $191,318, $159,611, and $141,120, respectively, representing 130%, 127%, 126%, 127% and 126% of the target annual incentive bonus amounts, respectively. In December 2013, Mr. Glynn was still employed by Synageva, but was no longer serving as an executive officer. He received an annual incentive bonus with respect to 2013 performance of $119,306 representing 90% of his target annual incentive bonus.

2013 Long-Term Incentive Awards

Synageva uses stock options as its long-term incentives (LTIs). The Compensation Committee reviews and approves LTI grant guidelines for all positions and levels throughout the global organization other than executives (senior vice presidents and above). The LTI grant guidelines are established to ensure that Synageva’s grant practices are competitive in each jurisdiction where our employees are located. We review market data by position, level and geographical region and establish guidelines and award values that we believe enable us to attract, retain and motivate a talented, values driven workforce.

An eligible employee will receive an annual award after the employee’s performance is evaluated and the actual LTI value delivered for each individual recipient is based on the LTI guidelines and an assessment of an individual’s performance.

The Compensation Committee has not established LTI grant guidelines for its executives, including the named executive officers. Together with the compensation consultant, the Compensation Committee conducts a detailed benchmarking exercise to evaluate each executive’s award levels compared to market peers. In determining LTI awards for executives, the Compensation Committee considers:

•	the peer group market data;

•	the individual’s contribution during the prior year and year-to-date, as well as the individual’s potential contribution to Synageva’s growth and financial results;

•	the value of proposed awards;

•	corporate performance; and

•	the individual’s level of responsibility within Synageva.

As is the case when the amount of base salary and annual cash incentive opportunity is determined, when determining LTI values, a review of all of the executive’s compensation is conducted to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Options are granted with an exercise price equal to the fair market value of Synageva’s common stock on the date of grant and, accordingly, will only have value if Synageva’s stock price increases. Generally, LTI awards vest over four years and the individual must be employed by Synageva as an employee, director or consultant for such awards to vest. The Compensation Committee believes that conditioning these awards on employment also serves as a valuable retention tool.

The Compensation Committee believes that long-term equity-based incentive awards are a critical element of compensation. However, like a short-term cash incentive award (or cash bonus), a long-term equity incentive award is a variable component of each employee’s compensation and no individual, including any executive, is guaranteed to receive an award or a certain value. In determining 2013 grant levels, which were evaluated in May 2013, the Compensation Committee recognized the importance of maintaining this alignment and considered Synageva’s strong 2012 and to date 2013 performance. The Compensation Committee believed that it was appropriate to set 2013 grant levels in the range of the 75th percentile of the peer group.

The Compensation Committee believes that its practice of awarding LTIs to Synageva executives has contributed to long-term successful performance, which has been demonstrated through substantial value creation for Synageva’s stockholders. Starting in 2012, LTI awards are granted at or around our annual meeting which is typically mid-year. The timing of these awards align the timing of management and board LTI awards as well as allow a mid-year review of company results prior to the awards.

LTIs were granted to executives (and other employees and the board of directors) in June 2013. The Compensation Committee approved LTIs to Mr. Patel, Mr. Boess, Dr. Quinn, Dr. Goldberg, Mr. Williams and Mr. Glynn in the amounts set forth in the table under the heading “Grants of Plan-Based Awards.” Ms. Secor received a new hire stock option grant that was negotiated at the time of her hire in the amount set forth in the table under the heading “Grants of Plan-Based Awards.” Her grant did not vest as of her departure date and expired unexercised.

Termination Based Compensation

We provide severance payments and other benefits to our executives under written employment agreements if they are terminated without cause or in certain other instances, including in connection with a change of control. We believe that executives, particularly a company’s most senior executives, often face challenges securing new employment following termination and that non-financial severance terms identify important continuing obligations of both Synageva and our executive officers, such as protection against competition and solicitation. In addition, severance provisions related to a change of control also assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending, and in providing the executives a sense of security and trust that they will be treated fairly during such transactions. For details on the severance payments our executives are entitled to, please refer to the section entitled “Potential Payments Upon Termination or Change of Control” in this proxy statement.

Personal Benefits

Our executives are eligible for the benefit programs provided to all employees, such as medical, dental, vision, life and disability insurance benefits. We do not provide, and executives are not entitled to, perquisites such as permanent lodging, cars or defraying the cost of personal entertainment or family travel, other than in 2012 for Mr. Williams. Mr. Williams received certain benefits in connection with his relocation to Lexington, MA upon his hire in 2012. The amounts paid to Mr. Williams in 2012 for such benefits are reflected in the Summary Compensation Table.

Assessment of Risk

The Compensation Committee monitors the risks associated with our executive compensation programs and individual compensation decisions. The Compensation Committee has concluded that risks associated with our compensation policies and practices are within our ability to effectively monitor and manage and that the risks are not reasonably likely to have a material adverse effect on Synageva.

Other Compensation Matters

The Compensation Committee regularly reviews, assesses and discusses Synageva’s compensation programs to determine whether its practices and policies achieve Synageva’s compensation objectives and are consistent with the Company’s compensation philosophies. The Compensation Committee believes that compensation programs should be adjusted and should evolve over time due to many considerations and factors, including Synageva’s performance, Synageva’s growth, stockholder sentiment and feedback, compensation and corporate governance best practices, risk mitigation strategies, and regulatory developments. The Compensation Committee believes that Synageva’s current compensation practices have contributed to Synageva’s strong short- and long-term performance, including Synageva’s exceptional performance in 2013, and have facilitated significant stockholder value creation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Felix J. Baker, Chairman
Stephen Davis
Peter Wirth

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Principal Executive Officer, Principal Financial Officer and its three highest compensated executive officers other than the Principal Executive Officer and Principal Financial Officer for services rendered in 2013, 2012 and 2011, as applicable. The table also includes two additional individuals who would have been among the three most highly compensated executive officers except for the fact that they were not serving as executive officers of the Company as of December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sanj K. Patel(4)	2013	601,120	—		2,796,800	468,874	11,330	3,878,124
President and Chief Executive Officer	2012	578,000	—		2,856,400	364,140	11,200	3,809,740
	2011	429,081	104,550	(5)	2,233,327	349,200	11,000	3,127,158

Carsten Boess(4)(6)	2013	360,500	—		983,250	159,611	10,075	1,513,436
Senior Vice President, Chief Financial Officer	2012	350,000	—		868,500	124,950	10,000	1,353,450
	2011	193,750	—		818,516	78,619	775	1,091,660

Anthony Quinn(4)	2013	380,064	—		983,250	193,073	10,123	1,566,510
Executive Vice President, Chief Medical Officer and Head of Research and Development	2012 2011	365,446 351,390	— 21,960	(5)	868,500 717,575	152,026 163,045	10,000 9,800	1,395,972 1,263,770

Mark Goldberg(4)(7)	2013	379,600	—		983,250	191,318	11,551	1,565,719
Executive Vice President, Medical and Regulatory Strategy	2012 2011	339,937 115,030	— 4,000		868,500 541,427	135,782 45,561	1,200 100	1,345,419 706,118

Glen Williams(8)	2013	320,000	—		874,000	141,120	10,190	1,345,310
Senior Vice President, Global Technical Operations	2012 2011	75,833 —	— —		1,095,600 —	27,365 —	70,000 —	1,268,798 —

Michael Glynn(9)	2013	378,750	—		874,000	119,306	10,674	1,382,730
Senior Vice President, Global Commercial Operations	2012 2011	125,000 —	— —		1,095,600 —	44,503 —	— —	1,265,103 —

Alicia Secor(10)	2013	154,184	35,000		1,442,000	0	310,742	1,941,926
Former Senior Vice President, Chief Operating Officer	2012 2011	— —	— —		— —	— —	— —	— —

(1)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 2 and Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for details as to the assumptions used to determine the fair value of the awards.

(2)	Represents the annual cash incentive bonus earned by the named executive officer for services performed in 2013, 2012 and 2011.
(3)	Other income for Mr. Patel includes $1,200 for 2013, 2012 and 2011 for healthcare reimbursement benefits. Other income for Dr. Goldberg includes $1,200, $1,200 and $100 for 2013, 2012 and 2011 for healthcare reimbursement benefits, respectively. All other amounts consist of company-matching 401(k) contributions and taxable group term life insurance benefits.
(4)	Mr. Patel, Mr. Boess, Dr. Quinn and Dr. Goldberg assumed their respective positions with the Company at the time of the Merger on November 2, 2011. Their 2011 compensation represents all compensation received in 2011, including amounts paid to them by Private Synageva prior to the Merger.
(5)	Represents special bonus awards earned by in connection with the approval of the Merger with Trimeris.
(6)	Mr. Boess’ employment commenced with Private Synageva on May 16, 2011.
(7)	Dr. Goldberg’s employment commenced with Private Synageva on September 6, 2011. Dr. Goldberg’s 2011 salary includes $12,000 earned by Dr. Goldberg prior to his hire for serving as a director for Private Synageva.
(8)	Mr. Williams’ employment commenced on September 24, 2012. We paid Mr. Williams $70,000 in connection with his relocation to Lexington, MA upon his hire in 2012 and such amount is set forth in the All Other Compensation column.
(9)	Mr. Glynn was an executive officer of the Company until August 12, 2013.
(10)	Ms. Secor’s employment with the Company terminated on October 23, 2013. We have accrued severance of $308,750, which was payable as of December 31, 2013 per the terms of the Severance Agreement dated October 23, 2013 and is set forth in the All Other Compensation column. Ms. Secor’s option did not vest prior to her departure and has since expired.

Chief Executive Officer’s Employment Agreement

Following the Merger, the Board of Directors approved the terms of a new employment agreement with Sanj K. Patel, the Company’s President and Chief Executive Officer, effective as of November 2, 2011 (the “Patel Agreement”).

Under the terms of the Patel Agreement, Mr. Patel in entitled to a base salary, which was set at $601,120 per year for 2013, an annual cash bonus with a target level of 60%, and a minimum payout level of 25%, of his annual base salary. Synageva may also grant Mr. Patel equity awards each year. The performance targets related to Mr. Patel’s annual cash bonus and the terms and conditions of his equity awards are to be determined by the Compensation Committee and approved by the Board, and the actual amount of Mr. Patel’s annual cash bonus shall be determined in good faith by the Compensation Committee based on actual corporate and individual performance. Under the Patel Agreement, if Synageva terminates Mr. Patel’s employment without cause (as defined below) or Mr. Patel terminates his employment for good reason (as defined below), Mr. Patel will be entitled to the following severance:

•	a lump sum equal to 18 months of his base salary plus 1.5x his target annual cash bonus;

•	a pro-rata share of his target annual cash bonus for the year in which the termination occurs;

•	a one-time bonus of $25,000; and

•	acceleration of the vesting of all unvested equity awards held by Mr. Patel by 18 months.

If Synageva terminates Mr. Patel’s employment without cause or he resigns for good reason during the 12 months following a change of control, as defined in the agreement, Mr. Patel will be entitled to the following severance:

•	a lump sum equal to 24 months of his base salary plus 2x his target annual cash bonus;

•	a pro-rata share of his target annual cash bonus for the year in which the termination occurs;

•	a one-time bonus of $25,000; and

•	acceleration of the vesting of all unvested equity awards held by Mr. Patel by 18 months, and full vesting of all awards that were assumed or substituted in the change of control.

Under the Patel Agreement, “cause” means: (i) gross negligence or willful misconduct in performance of the executive’s duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its affiliates or successors; (ii) commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company or any of its affiliates; (iii) commission of a felony or crime involving moral turpitude; (iv) material breach of any provision of this Agreement or any other written agreement between the executive and the Company; or (v) failure to comply with lawful directives of the Board of Directors, which has caused damage to the Company or any of its affiliates or successors.

Mr. Patel would be entitled to terminate his employment for “good reason” under the Patel Agreement if any of the following events occur without Mr. Patel’s written consent: (i) the assignment to Mr. Patel of duties materially inconsistent with his title, position, status, reporting relationships, authority, duties or responsibilities; (ii) any action by the Company which results in a diminution in Mr. Patel’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Patel; (iii) a requirement that Mr. Patel relocate his primary reporting location to a location more than 50 miles from the location of the Company’s offices in Lexington, Massachusetts; (iv) any failure by the Company to comply with certain provisions of the Patel Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Patel; (v) a material diminution in the budget over which Mr. Patel has responsibility; or (vi) a breach by the Company of any written agreement between the Company and Mr. Patel.

Executive Employment Agreements with Carsten Boess, Anthony G. Quinn, Mark Goldberg, Glen Williams and Michael Glynn

Following the Merger, the Board of Directors approved the terms of new employment agreements for all Senior Vice Presidents of the Company (the “Executive Employment Agreements”). Mr. Boess, Dr. Quinn and Dr. Goldberg entered into employment agreements, effective November 2, 2011. Mr. Williams and Mr. Glynn each entered into an employment agreement effective upon his hire on September 24, 2012, and September 3, 2012, respectively.

Pursuant to the Executive Employment Agreements, the Company will pay Mr. Boess, Dr. Quinn, Dr. Goldberg, Mr. Williams and Mr. Glynn’s annual base salaries in amounts determined by the Compensation Committee, and each executive shall be eligible to receive an annual cash bonus of up to 35%, 40%, 40%, 35% and 35% of their annual base salaries, respectively. If Synageva terminates the employment of Mr. Boess, Dr. Quinn, Dr. Goldberg, Mr. Williams or Mr. Glynn without cause, as defined below, Synageva will accelerate the vesting of all of the executive’s unvested equity awards by 12 months and the executive will receive (i) cash severance payable in a lump sum equal to 9 months of his base salary for Mr. Boess, Mr. Williams and Mr. Glynn or 12 months of his base salary for Dr. Quinn and Dr. Goldberg; and (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates the executive without cause during the 12 months following a change of control, as defined in the agreement, the executive will receive (i) cash severance payable in a lump sum equal to 12 months of his base salary; (ii) a lump sum payment equal to the target annual cash bonus for the year in which the termination occurs; (iii) a one-time bonus of $16,500; and (iv) acceleration of all unvested equity then held by the executive by 12 months and full vesting of all awards that were assumed or substituted in the change of control.

Under the Executive Employment Agreements, “cause” means: (i) gross negligence or willful misconduct in performance of the executive’s duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its affiliates or successors; (ii) commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company or any of its affiliates; (iii) commission of a felony or crime involving moral turpitude; (iv) material breach of any provision of the Executive Employment Agreement or any other written agreement between the executive and the Company; or (v) failure to comply with lawful directives of the CEO, which has caused damage to the Company or any of its affiliates or successors.

Annual Cash Bonus Plan

The Company has established an Annual Cash Bonus Plan that is administered by the Compensation Committee. Executive officers and other employees of the Company and its affiliates are eligible to participate. The Compensation Committee selects who may receive bonus awards, the criteria used to determine whether the recipient is entitled to the award, the amount payable, the relative performance period to which the award relates and other terms and conditions as the Compensation Committee deems appropriate with respect to the award.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding awards made to our named executive officers during the year ended December 31, 2013:

Name	Type of Award(1)		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(2)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(3) ($/Sh)	Grant Date Fair Value Of Option Awards(4) ($)(#)
Sanj K. Patel	SO	(5)	6/6/2013	—	128,000	40.32	2,796,800
	CBP		N/A	360,672
Carsten Boess	SO	(5)	6/6/2013	—	45,000	40.32	983,250
	CBP		N/A	126,175
Anthony G. Quinn	SO	(5)	6/6/2013	—	45,000	40.32	983,250
	CBP		N/A	152,026
Mark Goldberg	SO	(5)	6/6/2013	—	45,000	40.32	983,250
	CBP		N/A	151,840
Glen Williams	SO	(5)	6/6/2013	—	40,000	40.32	874,000
	CBP		N/A	112,000
Michael Glynn	SO	(5)	6/6/2013	—	40,000	40.32	874,000
	CBP		N/A	132,563
Alicia Secor	SO	(6)	9/19/2013	—	50,000	53.23	1,442,000
	CBP		N/A	152,000

(1)	Type of Award:

SO = Stock Option

CBP = Cash Bonus Plan

(2)	The amounts in this column represent the target amounts for incentive bonuses approved by the Board of Directors for each named executive officers in 2013. All awards in these columns were granted under our cash bonus plan. The actual amounts awarded are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(3)	The exercise price of the applicable stock option is equal to the closing price of our common stock as reported by the NASDAQ Select Global Market on the date of grant.
(4)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 2 and Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for details as to the assumptions used to determine the fair value of the awards.

(5)	These stock options were granted on June 6, 2013. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(6)	This stock option did not vest prior to Ms. Secor’s departure and has since expired.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2013, the last day of our fiscal year, to each named executive officer.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Sanj K. Patel	9/24/2008	80,819	—	(1)	3.52	9/24/2018
	12/15/2009	6,106	—	(2)	0.95	12/15/2019
	5/25/2011	18,170	38,269	(3)	1.70	5/25/2021
	12/20/2011	83,750	83,750	(4)	23.00	12/20/2021
	6/27/2012	55,500	92,500	(5)	40.74	6/27/2022
	6/6/2013	—	128,000	(6)	40.32	6/6/2023

Carsten Boess	5/25/2011	3,312	56,256	(7)	1.70	5/25/2021
	12/20/2011	3,646	12,500	(4)	23.00	12/20/2021
	6/27/2012	16,875	28,125	(5)	40.74	6/27/2022
	6/6/2013	—	45,000	(6)	40.32	6/6/2023

Anthony G. Quinn	10/7/2009	38,964	—	(8)	0.95	10/7/2019
	12/15/2009	5,982	—	(2)	0.95	12/15/2019
	5/25/2011	30,501	16,727	(3)	1.70	5/25/2021
	12/20/2011	25,000	25,000	(4)	23.00	12/20/2021
	6/27/2012	16,875	28,125	(5)	40.74	6/27/2022
	6/6/2013	—	45,000	(6)	40.32	6/6/2023

Mark Goldberg	7/1/2009	1,926	—	(9)	0.95	7/1/2019
	12/15/2009	1,034	—	(2)	0.95	12/15/2019
	9/22/2011	28,895	38,808	(10)	8.73	9/22/2021
	12/20/2011	7,500	7,500	(4)	23.00	12/20/2021
	6/27/2012	16,875	28,125	(5)	40.74	6/27/2022
	6/6/2013	—	45,000	(6)	40.32	6/6/2023

Glen Williams	10/4/2012	12,500	27,500	(11)	57.56	10/4/2022
	6/6/2013	—	40,000	(6)	40.32	6/6/2023

Michael Glynn	10/4/2012	12,500	27,500	(11)	57.56	10/4/2022
	6/6/2013	—	40,000	(6)	40.32	6/6/2023

Alicia Secor (12)	—	—	—		—	—

(1)	These stock options were granted on September 24, 2008 and all options were fully vested as of December 31, 2013.
(2)	These stock options were granted on December 15, 2009 and all options were fully vested as of December 31, 2013.
(3)	These stock options were granted on May 25, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(4)	These stock options were granted on December 20, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.

(5)	These stock options were granted on June 27, 2012. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option will vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(6)	These stock options were granted on June 6, 2013. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option will vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(7)	These stock options were granted on May 25, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(8)	These stock options were granted on October 7, 2009 and all options were fully vested as of December 31, 2013.
(9)	These stock options were granted on July 1, 2009 and all options were fully vested as of December 31, 2013.
(10)	These stock options were granted on September 22, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(11)	These stock options were granted on October 4, 2012. These options will vest as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option will vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(12)	Ms. Secor departed the Company prior to December 31, 2014. As a result of her departure, Ms. Secor’s stock option did not vest and has expired.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2013

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2013, for each of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Sanj K. Patel	310,000	14,171,879
Carsten Boess	51,872	2,268,441
Anthony G. Quinn	10,000	491,330
Mark Goldberg	38,667	1,915,735
Glen Williams	—	—
Michael Glynn	—	—
Alicia Secor	—	—

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.

Retirement Benefits

We do not have any pension or qualified or non-qualified defined benefit plans that apply to our named executive officers. We offer a tax-qualified retirement plan (the “401(k) Plan”) to eligible employees. The 401(k) Plan permits eligible employees to defer up to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. Following a 6-month waiting period for eligibility, the employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In any plan year, we will contribute to each participant a matching contribution equal to 100% of the first 3% of the participant’s compensation that he or she has contributed to the plan and 50% of the next 2% of the participant’s compensation that he or she has contributed to the plan.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our executive officers and other employees the following benefits and perquisites:

Life and Disability Insurance

We provide each named executive officer disability and/or life insurance that we may from time to time make available to other executive employees of the same level of employment.

Other

We make available certain other perquisites or fringe benefits to all eligible employees, including our named executive officers, such as professional society dues, cell phones and food and recreational fees incidental to official company functions, including board meetings.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or a change of control. See “Potential Payments Upon Termination or Change of Control” below for a description of the severance and change in control arrangements for Mr. Patel, Mr. Boess, Dr. Quinn,

Dr. Goldberg, Mr. Williams and Mr. Glynn. Each named executive officer would only be eligible to receive severance payments if such officer signed a general release of claims. The following tables summarize the potential payments to each named executive officer assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2013 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $64.72, on such date, and that all outstanding equity awards were assumed, substituted, or cashed out in the change of control. However, the executive’s employment was not terminated on December 31, 2013 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

Name and Event	Cash Severance Payments ($)		Acceleration of time-vesting Equity Awards ($)(1)	Health and Welfare ($)	Exercise Tax Gross Up ($)	Total Termination Benefits ($)
Sanj K. Patel
• Death	1,467,688	(2)	7,924,695	—	—	9,392,383
• Disability	1,467,688	(2)	7,924,695	—	—	9,392,383
• Involuntary termination other than for cause	1,467,688	(2)	7,924,695	—	—	9,392,383
• Involuntary termination after a change in control	1,948,584	(3)	11,247,112	—	—	13,195,696

Name and Event	Cash Severance Payments ($)		Acceleration of time-vesting Equity Awards ($)(1)	Health and Welfare ($)	Exercise Tax Gross Up ($)	Total Termination Benefits ($)
Carsten Boess
• Death	270,375	(4)	3,444,775	—	—	3,715,150
• Disability	270,375	(4)	3,444,775	—	—	3,715,150
• Involuntary termination other than for cause	270,375	(4)	3,444,775	—	—	3,715,150
• Involuntary termination after a change in control	377,000	(5)	5,839,191	—	—	6,216,191

Name and Event	Cash Severance Payments ($)		Acceleration of time-vesting Equity Awards ($)(1)	Health and Welfare ($)	Exercise Tax Gross Up ($)	Total Termination Benefits ($)
Anthony G. Quinn
• Death	380,064	(6)	1,947,078	—	—	2,327,142
• Disability	380,064	(6)	1,947,078	—	—	2,327,142
• Involuntary termination other than for cause	380,064	(6)	1,947,078	—	—	2,327,142
• Involuntary termination after a change in control	396,564	(5)	3,869,573	—	—	4,266,137

Name and Event	Cash Severance Payments ($)		Acceleration of time-vesting Equity Awards ($)(1)	Health and Welfare ($)	Exercise Tax Gross Up ($)	Total Termination Benefits ($)
Mark Goldberg
• Death	379,600	(6)	2,079,585	—	—	2,459,185
• Disability	379,600	(6)	2,079,585	—	—	2,459,185
• Involuntary termination other than for cause	379,600	(6)	2,079,585	—	—	2,459,185
• Involuntary termination after a change in control	396,100	(5)	4,258,197	—	—	4,654,297

Name and Event	Cash Severance Payments ($)		Acceleration of time-vesting Equity Awards ($)(1)	Health and Welfare ($)	Exercise Tax Gross Up ($)	Total Termination Benefits ($)
Glen Williams
• Death	240,000	(4)	437,576	—	—	667,576
• Disability	240,000	(4)	437,576	—	—	667,576
• Involuntary termination other than for cause	240,000	(4)	437,576	—	—	667,576
• Involuntary termination after a change in control	336,500	(5)	1,172,900	—	—	1,509,400

Name and Event	Cash Severance Payments ($)		Acceleration of time-vesting Equity Awards ($)(1)	Health and Welfare ($)	Exercise Tax Gross Up ($)	Total Termination Benefits ($)
Michael Glynn
• Death	284,063	(4)	437,576	—	—	721,639
• Disability	284,063	(4)	437,576	—	—	721,639
• Involuntary termination other than for cause	284,063	(4)	437,576	—	—	721,639
• Involuntary termination after a change in control	378,750	(5)	1,172,900	—	—	1,551,650

(1)	Represents the pre-tax cash-out value of all stock options that would accelerate as a result of the event described in the table, based on a stock price of $64.72, which was the closing price of Synageva’s common stock on December 31, 2013. Amounts are based on the number of shares associated with each accelerated option multiplied by the difference between $64.72 and the exercise price of such option.
(2)	Represents the sum of (i) 18 months of base salary and 1.5 x annual target bonus as in effect on December 31, 2013 and (ii) a one-time bonus of $25,000, all of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.
(3)	Represents the sum of (i) 24 months of base salary and 2 x annual target bonus as in effect on December 31, 2013 and (ii) a one-time bonus of $25,000, all of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.
(4)	Represents 9 months of base salary as in effect on December 31, 2013 that would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.
(5)	Represents the sum of (i) 12 months of base salary as in effect on December 31, 2013 and (ii) a one-time bonus of $16,500, both of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum bonus, equal to his annual target bonus, for the year of termination. This amount is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.
(6)	Represents 12 months of base salary as in effect on December 31, 2013. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2013 bonus had been earned by the executive on December 31, 2013, without regard to his employment termination.

Ms. Secor’s employment began on August 12, 2013 and terminated on October 23, 2013. The Company entered into a separation agreement with Ms. Secor that included certain severance payments and benefits as follows: (i) salary-based payments totaling $380,000 paid over time, (ii) waiver of the Company’s right to recover a previously paid sign-on bonus of $35,000, and (iii) payment of COBRA premiums until the earlier of (a) 12 months or (b) the date Ms. Secor becomes eligible for health insurance through subsequent employment. The payment of COBRA premiums ceased on January 31, 2014 and we paid her a total of $1,965.30 in respect of such COBRA premiums.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our equity compensation plans as of December 31, 2013, including the number of shares of our common stock issuable upon exercise of all outstanding options, the weighted-average exercise price of all outstanding options and the number of shares available for future issuance under our equity compensation plans (share amounts in thousands).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	2,710	$34.05	1,099
Equity Compensation Plans Not Approved by Stockholders	—	—	—

DIRECTOR COMPENSATION FOR FISCAL 2013

The following table sets forth cash compensation and the value of stock options awards granted to our non-management directors for their service in 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Felix J. Baker, Ph.D.	50,000	163,875	—	213,875
Stephen R. Biggar, M.D., Ph.D.	28,000	163,875	—	191,875
Stephen R. Davis	34,000	163,875	—	191,875
Thomas R. Malley	43,000	163,875	—	206,875
Barry Quart, Pharm.D.	25,000	163,875	—	188,875
Thomas J. Tisch	25,000	163,875	—	188,875
Peter Wirth	34,000	163,875	—	197,875

(1)	Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2013.
(2)	See Note 2 and Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2013.
(3)	Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The following directors held the following number of stock option awards as of December 31, 2013: Baker, 52,000; Biggar, 30,000; Davis, 46,000: Malley, 37,426; Quart, 45,250; Tisch, 22,500; Wirth, 22,500.

Director Compensation

We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board of Directors. Management directors do not receive additional compensation in connection with their board service or attendance at meetings. In December 2011, our Board of Directors adopted the following policy for compensation of the non-management members of our Board:

Non-Management Chairman Annual Retainer	$35,000
Non-Management Directors’ Annual Retainer	$25,000

Committee Member’s Additional Annual Fees
Audit Committee Chairman	$15,000
Audit Committee Member	$5,000
Compensation Committee Chairman	$10,000
Compensation Committee Member	$4,000
Nomination and Governance Committee Chairman	$5,000
Nomination and Governance Committee Member	$3,000

Non-Management Directors’ Stock Options
Director Initial Grant	15,000
Director Annual Grant	7,500

Initial stock option awards vest monthly over the three years following the grant date, subject to such director’s continued service on the board of directors. Annual stock option awards to non-management directors vest monthly over the year following the grant date, subject to the non-employee director’s continued service on the board of directors.

Certain Relationships and Related Party Transactions

There were no related party transactions during fiscal year 2013. The Company and the Baker Bros. Advisors, LP, of which Dr. Baker is a Co-Managing Member and Dr. Biggar is a Partner, entered into a letter agreement on March 5, 2014 under which the parties agreed to negotiate in good faith the terms of a registration rights agreement for the registration of the securities of the Company owned by affiliates of the Baker Bros. Advisors, LP and Drs. Baker and Biggar. The Audit Committee reviewed and approved the letter agreement consistent with the process described in the following paragraph.

The Audit Committee, as outlined in our Audit Committee Charter, reviews and approves transactions between us and a related party, such as our directors, officers, holders of more than 5% of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board of Directors determined may be considered a related party. Prior to Audit Committee consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the Audit Committee, and the transaction is not considered approved by the Audit Committee unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non-interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Please see “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Director Compensation” for information regarding compensation of our executive officers and directors.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed Synageva’s audited financial statements for the year ended December 31, 2013 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2013, the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). This includes a discussion of the independent registered public accounting firm’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as required under the standards of the PCAOB. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the PCAOB regarding the independent account’s communication with the audit committee concerning independence. The Audit Committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Synageva’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Synageva specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

THE AUDIT COMMITTEE

Thomas R. Malley, Chairman

Stephen Davis

Peter Wirth

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP to the Company for the following services during the years ended December 31, 2013 and 2012:

Fees	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit fees(1)	$760,445	$652,023
Audit-related fees(2)	—	—
Tax fees(3)	$90,100	$98,500
All other fees(4)	$2,700	$6,800

	$853,245	$757,323

(1)	Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements included in its Form 10-K, the review of the Company’s financial statements included in its Forms 10-Q, as well as services related to other SEC filings.
(2)	Synageva did not use PricewaterhouseCoopers LLP for such services during the years ended December 31, 2013 and 2012.
(3)	Tax services include assistance with tax compliance, tax returns and certain tax planning activities.
(4)	All other fees for the fiscal year 2013 and 2012 included fees for access to and usage of the PricewaterhouseCoopers LLP accounting research database. Fees in 2012 include services to establish a Massachusetts securities corporation.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy that it must pre-approve all audit and permissible non-audit services to be performed by Synageva’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Synageva in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the auditors’ independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor’s independence and obtain Audit Committee approval for such service.

Consistent with its pre-approval policy, the Audit Committee pre-approved all audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ended December 31, 2013 and 2012. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with an advisory vote on executive compensation in accordance with Section 14A of the Exchange Act. As described in greater detail in the Compensation Discussion and Analysis section of this proxy, the primary objective of Synageva’s executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Compensation Committee approves and implements compensation programs based on the following stated philosophies:

•	Pay for performance and reward company and individual achievement;

•	Attract, retain and motivate highly talented individuals;

•	Ensure compensation is competitive with the companies that compete with us for talent;

•	Maintain an appropriate balance between cash and equity incentives; and

•	Be fair and consistent.

The Compensation Committee and the Board of Directors believe that Synageva’s 2013 executive compensation was strongly aligned with our philosophy, objectives and company performance. We encourage stockholders to carefully review the Compensation Discussion and Analysis. The Compensation Discussion and Analysis describes Synageva’s executive compensation program and the considerations taken into account by the Compensation Committee and the Board of Directors with respect to the compensation paid to the named executive officers for 2013.

The Board of Directors is requesting that Synageva stockholders cast a non-binding, advisory, vote in favor of the following resolution:

RESOLVED, that the compensation paid to Synageva’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion, is hereby approved.

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL

OF PROPOSAL NO. 2, ON AN ADVISORY BASIS.

PROPOSAL NO. 3—TO APPROVE THE COMPANY’S 2014 EQUITY INCENTIVE PLAN

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

General

We are requesting that you vote to approve the Synageva BioPharma Corp. 2014 Equity Incentive Plan (the “2014 Plan”), which our Compensation Committee and our Board of Directors have unanimously approved, subject to your approval at our annual meeting of stockholders. The 2014 Plan is intended to replace our 2005 Stock Plan, which will be terminated in connection with stockholder approval of the 2014 Plan. The 2014 Plan will allow for the issuance of up to 2,500,000 shares of our common stock pursuant to awards to be granted under the 2014 Plan. In addition, the 2014 Plan will allow additional shares to be issued if awards outstanding under our 2005 Stock Plan are cancelled or expire on or after the date of the annual meeting of stockholders in an amount not to exceed 1,000,000 shares. However, as we will terminate our 2005 Stock Plan and be unable to use the authorized but unissued shares, the 2014 Plan will result in a net increase of approximately 1,500,000 shares of our common stock.

As of April 11, 2014 options to purchase 2,373,401 shares of our common stock were outstanding under the 2005 Stock Plan, 1,526,957 shares have been issued upon the exercise of options granted under the 2005 Stock Plan and 1,028,357 shares remained available for future grants. We have not issued any other types of awards under the 2005 Stock Plan other than options. The 2005 Stock Plan will expire by its terms on June 7, 2015, at which time we will no longer be allowed to make grants thereunder.

As of April 11, 2014 we also have 169,365 options outstanding under the 1996 Stock Option Plan, 110,365 options outstanding under the Trimeris, Inc. 1993 Plan and 59,000 options outstanding under the Trimeris, Inc. 2007 Stock Incentive Plan. We are not authorized to make additional grants under these option plans.

As of April 11, 2014, the equity overhang, represented by all options outstanding plus those available for future grant under the 2005 Stock Plan, was 9.8%. The equity overhang from all options outstanding and shares available for issuance would be 13.3% assuming approval of the 2014 Plan. Equity overhang was calculated in each instance above as all shares issuable upon exercise of outstanding options plus shares available for future grant divided by (a) common shares outstanding plus (b) shares in the numerator.

The 2014 Plan is being submitted to you for approval at the annual meeting in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) eligibility to receive a federal income tax deduction for certain compensation to be received by executive officers under the 2014 Plan by complying with Section 162(m) of the Code. Approval by our stockholders of the 2014 Plan is also required by the NASDAQ Stock Market Listing Standards.

The 2014 Plan is structured to comply with the requirements imposed by Section 162(m) of the Code and related regulations in order to preserve, to the extent desirable, the tax deduction available to us for awards made under the 2014 Plan. Section 162(m) of the Code generally denies a public corporation a deduction for compensation in excess of $1,000,000 paid to each of its Covered Employees unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. Covered employees include the CEO, and the three most highly compensated officers (other than the CFO) whose compensation is reported to stockholders under the Exchange Act for the taxable year. We believe that it is in the best interests of us and our stockholders to structure the 2014 Plan so that we are in a position to maximize corporate deductibility of executive compensation to the extent that it may be desirable to do so. In order to qualify as performance-based compensation, the compensation paid under a plan to Covered Employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. In addition to other requirements for the performance-based compensation exception, stockholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. Material terms include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) either the maximum amount of the compensation to be paid if the performance goal is met or the formula used to calculate the amount of compensation if the performance goal is met. The 2014 Plan provisions regarding eligibility and the maximum amount of compensation that may be granted during any calendar year are described below under “Eligibility” and Shares Available for Issuance” and the performance goals are described below under “Performance Goals.”

Our Board, the Compensation Committee and management all believe that the effective use of stock-based long-term incentive compensation is vital to our ability to achieve strong performance in the future. The 2014 Plan will maintain and enhance the key policies and practices adopted by our management, the Compensation Committee and Board of Directors to align employee and stockholder interests. In addition, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We believe that the adoption of the 2014 Plan is essential to continue to provide long-term, equity-based incentives to present and future key employees, consultants and directors. Accordingly, our Board of Directors believes approval of the 2014 Plan is in our best interests and those of its stockholders and recommends a vote “FOR” the approval of the 2014 Plan.

The following is a brief summary of the 2014 Plan. This summary is qualified in its entirety by reference to the text of the 2014 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Material Features of the 2014 Plan.

Eligibility. The 2014 Plan allows us, under the direction of our Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, consultants and directors who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to our long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and to closely link compensation with Company performance. The 2014 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of key individuals with those of our stockholders. All employees, directors and consultants of the Company and its affiliates are eligible to participate in the 2014 Plan. As of April 11, 2014, there were 219 individuals eligible to participate. On April 11, 2014, the closing market price per share of our common stock was $78.70, as reported by the Nasdaq Global Market.

Shares Available for Issuance. The 2014 Plan provides for the issuance of up to 2,500,000 shares of our common stock plus a number of additional shares to be issued if awards outstanding under our 2005 Stock Plan are cancelled or expire on or after the date of the annual meeting of stockholders in an amount not to exceed 1,000,000 shares. Generally shares of common stock reserved for awards under the 2014 Plan that lapse or are canceled will be added back to the share reserve available for future awards. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The 2014 Plan provides that no participant may receive awards for more than 1,000,000 shares of common stock in any fiscal year.

Performance Goals. In order for the Company to have the ability to grant awards under the 2014 Plan that qualify as “performance-based compensation” under Section 162(m) of the Code, the 2014 Plan provides that our Compensation Committee may require that the vesting of certain awards be conditioned on the satisfaction of performance criteria related to objectives of the Company, an affiliate of the Company or a division or strategic business unit of the Company in which the relevant participant is employed, such as: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and or approval of products; or (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographical business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions. As discussed above, if we determine to make awards under the 2014 Plan subject to the attainment of these performance goals, the compensation committee intends that compensation paid under the 2014 Plan will not be subject to the deductibility limitation imposed under Section 162(m) of the Code.

Stock Options. Stock options granted under the 2014 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive Stock Options may be granted to employees of the Company and its affiliates. Non-qualified options may be granted to employees, directors and consultants of the Company and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the incentive stock option may not be longer than five years. Non-qualified options may not have a term longer than ten years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards. The 2014 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, phantom stock awards, and stock unit awards. Our Compensation Committee may award such stock-based awards subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment with us through a specified restricted period.

Plan Administration. In accordance with the terms of the 2014 Plan, our Board of Directors has authorized our Compensation Committee to administer the 2014 Plan. The Compensation Committee may delegate part of its authority and powers under the 2014 Plan to one or more of our directors and/or officers, but only the Compensation Committee can make awards to participants who are directors or executive officers of the Company. In accordance with the provisions of the 2014 Plan, our Compensation Committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;

•	the number of shares subject to each award;

•	the vesting provisions of each award;

•	the termination or cancellation provisions applicable to awards; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2014 Plan.

In addition, our Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2014 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that, without the prior approval of our stockholders, options and stock appreciation rights will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award.

Stock Dividends and Stock Splits. If our common stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, our Board of Directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2014 Plan, as to some or all outstanding awards:

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;

•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•

in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•

provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•

with respect to stock grants and in lieu of any of the foregoing, the Board of Directors or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Board of Directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination. The 2014 Plan may be amended by our stockholders. It may also be amended by our Board of Directors, provided that any amendment approved by our Board of Directors which is of a scope that requires stockholder approval as required by the rules of the Nasdaq Stock Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent.

Duration of Plan. The 2014 Plan will expire by its terms on June 4, 2024.

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2014 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2014 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:	Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options:	Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.

An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants:	With respect to stock grants under the 2014 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units:	The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Limitation on Our Deductions

As a result of Section 162(m) of the Code, our deduction for certain awards under the 2014 Plan may be limited to the extent that a Covered Employee receives compensation in excess of $1,000,000 a year (other than for performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code.) If stockholders approve the 2014 Plan, certain grants under our 2014 Plan, may qualify as performance-based compensation.

New Plan Benefits

The amounts of future grants under the 2014 Plan are not determinable as awards under the 2014 Plan and will be granted at the sole discretion of the Compensation Committee, or other delegated persons and we cannot determine at this time either the persons who will receive awards under the 2014 Plan or the amount or types of any such awards.

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Stockholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to stockholders for ratification because it believes it to be a good corporate practice.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and that of the Company’s stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

STOCKHOLDER PROPOSALS

A stockholder who wants us to include a proposal in our proxy statement and form of proxy for presentation at next year’s annual meeting of stockholders, must submit the proposal to us no later than December 24, 2014 in accordance with procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Attention: Secretary, at our principal executive offices. A shareholder who intends to present a proposal at the Company’s next annual meeting of stockholders without inclusion in the proxy materials for that meeting or who wishes to nominate a director for the 2015 annual meeting must provide timely written notice of the proposal to us. To be timely for the 2015 annual meeting, the stockholder’s notice must be delivered to or mailed by first class United States mail, postage prepaid and received not less than sixty (60) days nor more than ninety (90) days prior to the 2015 annual meeting; provided, however that if less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such notice must be mailed or delivered no later than the close of the ten (10) business days following the date on which notice of the meeting was mailed or public disclosure was made. Assuming our 2015 annual meeting is held on June 5, 2015 and we have provided at least seventy (70) days’ notice of the meeting, notice of the proposal must be given to us no earlier than March 7, 2015 and no later than April 6, 2015. The notice must include the information and must be given in a manner and required by our by-laws.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Synageva and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Synageva that they or Synageva will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Synageva if you hold shares directly in your name. You can notify Synageva by sending a written request to Secretary, Synageva BioPharma Corp., 33 Hayden Avenue, Lexington, MA 02421 or by calling (781) 357-9900.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Synageva’s Investor Relations at (781) 357-9900.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2013 WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: SYNAGEVA BIOPHARMA CORP., 33 HAYDEN AVENUE, LEXINGTON, MA 02421, ATTN: INVESTOR RELATIONS OR BY CALLING (781) 357-9900.

Appendix A

SYNAGEVA BIOPHARMA CORP.

2014 EQUITY INCENTIVE PLAN

1. DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Synageva BioPharma Corp. 2014 Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant pertaining to a Stock Right delivered pursuant to the Plan in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means (i) a Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of any Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company including, but not limited to any non-competition or similar agreement; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause shall be final and binding on the Participant and the Company and the term “Company” will be interpreted to include any Affiliate, as appropriate.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

Common Stock means shares of the Company’s common stock, $0.001 par value per share.

Company means Synageva BioPharma Corp., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

(a) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(b) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (a), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(c) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

ISO means an option intended to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance Based Award means a Stock Grant or Stock-Based Award as set forth in Paragraph 9 hereof.

Performance Goals means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and or approval of products; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or an Affiliate of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no Performance-Based Award will be issued or no vesting will occur, levels of performance at which Performance-Based Awards will be issued or specified vesting will occur, and a maximum level of performance above which no additional issuances will be made or at which full vesting will occur. Each of the foregoing Performance Goals shall be evaluated in accordance with generally accepted accounting principles, where applicable, and shall be subject to certification by the Committee. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles provided that any such change shall at all times satisfy the provisions of Section 162(m) of the Code.

Plan means this Synageva BioPharma Corp. 2014 Equity Incentive Plan.

Securities Act means the Securities Act of 1933, as amended.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant, which the Committee may, in its sole discretion, structure to qualify in whole or in part as “performance-based compensation” under Section 162(m) of the Code.

Stock Grant means a grant by the Company of Shares under the Plan, which the Committee may, in its sole discretion, structure to qualify in whole or in part as “performance-based compensation” under Section 162(m) of the Code.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2. PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3. SHARES SUBJECT TO THE PLAN.

(a) The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 2,500,000 shares of Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company’s 2005 Stock Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after June 4, 2014, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 23 of this Plan; provided, however, that no more than 1,000,000 Shares shall be added to the Plan pursuant to subsection (ii).

(b) If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued. However, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code.

4. ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Notwithstanding the foregoing, the Board of Directors may not take any action that would cause any outstanding Stock Right that would otherwise qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify. Subject to the provisions of the Plan, the Administrator is authorized to:

(a) Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c) Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall Stock Rights with respect to more than 1,000,000 Shares be granted to any Participant in any fiscal year;

(d) Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

(e) Determine Performance Goals no later than such time as required to ensure that a Performance-Based Award which is intended to comply with the requirements of Section 162(m) of the Code so complies;

(f) Amend any term or condition of any outstanding Stock Right, other than reducing the exercise price or purchase price provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code;

(g) Make any adjustments in the Performance Goals included in any Performance-Based Awards provided that such adjustments comply with the requirements of Section 162(m) of the Code; and

(h) Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs and in accordance with Section 162(m) of the Code for all other Stock Rights to which the Committee has determined Section 162(m) is applicable. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5. ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6. TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

(a) Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

(a) Exercise Price: Each Option Agreement shall state the exercise price per share of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of Common Stock on the date of grant of the Option.

(ii) Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.

(iii) Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

(iv) Additional Conditions: Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

A. The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and

B. The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

(v) Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b) ISOs: Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

(i) Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (v) thereunder.

(ii) Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A. 10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or

B. More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(iii) Term of Option: For Participants who own:

A. 10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B. More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv) Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an

Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7. TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a) Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

(b) Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any.

8. TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company to terminate the Stock-Based Award without the issuance of Shares, including vesting conditions or the attainment of Performance Goals or events upon which Shares shall be issued.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9. PERFORMANCE BASED AWARDS.

Notwithstanding anything to the contrary herein, during any period when Section 162(m) of the Code is applicable to the Company and the Plan, Stock Rights granted under Paragraph 7 and Paragraph 8 may be granted by the Committee in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written Performance Goals, which must be objective and approved by the Committee for a performance period of between one and five years established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the Performance Goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of shares issued in respect of a Performance-Based Award to a given Participant may be less than the amount determined by the applicable Performance Goal formula, at the discretion of the Committee. The number of shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period. Nothing in this paragraph shall prohibit the Company from granting Stock-Based Awards subject to performance criteria that do not comply with this Paragraph.

10. EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (i) in United States dollars in cash or by check; or (ii) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (iii) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (iv) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (v) at the discretion of the Administrator, by any combination of (i), (ii), (iii) and (iv) above; or (vi) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11. PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (i) in United States dollars in cash or by check; or (ii) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (iii) at the discretion of the Administrator, by any combination of (i) and (ii) above; or (iv) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12. RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

13. ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14. EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

(b) Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c) The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

(d) Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

(e) A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.

(f) Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15. EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a) All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16. EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability. A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

(b) The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17. EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement, in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death. If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18. EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19. EFFECT ON STOCK GRANTS AND STOCK_BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than for Cause for which event there are special rules in Paragraph 20 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

With respect to a termination for a Disability, the Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

20. EFFECT ON STOCK GRANTS OR STOCK BASED-AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a) All Shares subject to any Stock Grant or Stock Based-Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock Based-Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21. PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

(a) The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

22. DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

23. ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement:

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events and the Performance Goals applicable to outstanding Performance-Based Awards.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 23(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

(d) Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 23, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.

(e) Modification of Options. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph (a), (b) or (c) above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

(f) Modification of Performance-Based Awards. Notwithstanding the foregoing, with respect to any Performance-Based Award that is intended to comply as “performance based compensation” under Section 162(m) of the Code, the Committee may adjust downwards, but not upwards, the number of Shares payable pursuant to a Performance-Based Award, and the Committee may not waive the achievement of the applicable Performance Goals except in the case of death or disability of the Participant.

24. ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

25. FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

26. CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

27. WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.

28. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

29. TERMINATION OF THE PLAN.

The Plan will terminate on June 4, 2024, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

30. AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers and in order to continue to comply with Section 162(m) of the Code; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Other than as set forth in Paragraph 23 of the Plan, the exercise price of an Option may not be reduced without stockholder approval.

Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 30 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 23.

31. EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

32. GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

FORM OF PROXY CARD

SYNAGEVA BIOPHARMA CORP.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 4, 2014

The stockholder(s) hereby appoint Sanj K. Patel and Thomas Beetham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SYNAGEVA BIOPHARMA CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 4:30 PM EDT on June 4, 2014, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, and any adjournment or postponement thereof. Stockholders may vote by phone (1-800-690-6903) or the internet (www.proxyvote.com).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

1.	Proposal No. 1—Election of Directors—Nominees are:

Sanj K. Patel, Felix J. Baker, Stephen R. Biggar, Stephen R. Davis, Thomas R. Malley, Barry Quart, Thomas J. Tisch and Peter Wirth.

☐	FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

☐	WITHHOLD AUTHORITY to vote for the listed nominees.

2.	Proposal No. 2—Approval of a non-binding advisory vote on compensation paid to Synageva’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal No. 3—Approval of the Company’s 2014 Equity Incentive Plan, as described in the accompanying proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Proposal No. 4—Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Dated	, 2014

Signature

Signature if held jointly

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.